EXHIBIT 10.1

AMENDMENT NO. 2 TO SEVENTH AMENDED

AND RESTATED REVOLVING LOAN AGREEMENT

This AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT, dated as of August 17, 2026 (this “Amendment No. 2”), is by and among AvalonBay Communities, Inc., a corporation organized under the laws of the State of Maryland (the “Existing Borrower”), ERP Operating Limited Partnership, an Illinois limited partnership (the “New Borrower”), the several lenders signatory hereto (collectively, the “Banks”), and Bank of America, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”). Reference is made to that certain Seventh Amended and Restated Revolving Loan Agreement, dated as of April 3, 2025 (as amended by the Amendment No. 1 to Seventh Amended and Restated Revolving Loan Agreement, dated as of August 1, 2025, the “Existing Loan Agreement,” and the Existing Loan Agreement as amended by this Amendment No. 2, the “Loan Agreement”), by and among the Existing Borrower, the Banks party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Loan Agreement.

RECITALS

WHEREAS, on May 20, 2026, Existing Borrower entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Existing Borrower, Equity Residential, a Maryland real estate investment trust (“EQR”), New Borrower, and Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of EQR (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Existing Borrower will merge with and into Merger Sub with Merger Sub becoming the surviving entity (the “Merger”), and substantially simultaneous with the Merger, Merger Sub being contributed by EQR to New Borrower resulting in Merger Sub (as successor by merger of Existing Borrower) becoming a wholly owned subsidiary of New Borrower (the “Contribution” and together with the Merger, the “Merger Transactions”);

WHEREAS, Section 7.01 of the Existing Loan Agreement prohibits the Existing Borrower to enter into a merger except where the Existing Borrower is the survivor and the consummation of the Merger Transactions will result in an Event of Default under Sections 9.01(3), (8), (11) and (12) of the Existing Loan Agreement (the “Change of Control Event”);

WHEREAS, the Existing Borrower and New Borrower have requested that, immediately after giving effect to the Merger Transactions and substantially simultaneously therewith, the Existing Borrower, and its successor by merger, Merger Sub, assign and transfer its rights and obligations as the “Borrower” under the Existing Loan Agreement to New Borrower and New Borrower assume all rights and obligations as “Borrower” under the Loan Agreement (the “Borrower Assumption”);

WHEREAS, the Existing Borrower has requested that the Banks consent to the Merger Transactions, the Change of Control Event and the Borrower Assumption, and waive any Default or Event of Default arising therefrom and the Banks have agreed to consent to the Merger Transactions, the Change of Control Event, the Borrower Assumption and waive any Default or Event of Default arising therefrom subject to the terms and conditions set forth herein; and

WHEREAS, pursuant to and in accordance with Section 12.02 of the Existing Loan Agreement, the New Borrower has requested that the Banks and the Administrative Agent amend certain provisions of the Existing Loan Agreement, and, subject to the satisfaction of the conditions set forth herein, the Banks signatory hereto, which constitute all of the Banks party to the Existing Loan Agreement immediately prior to the effectiveness hereof, are willing to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. EFFECTIVE DATE. Subject to conditions precedent set forth in Section 6 below, this Amendment No. 2 and the agreements and modifications set forth herein will be effective as of the date of the consummation of the Merger Transactions (the “Merger Effective Date”).

SECTION 2. CONSENT TO MERGER TRANSACTIONS AND CHANGE OF CONTROL EVENT. In reliance on the representations, warranties, covenants and agreements contained in this Amendment No. 2 and effective as of the Merger Effective Date, the Banks hereby (a) consent to the Merger Transactions, (b) waive any Default or Event of Default arising as a result of a breach of the Existing Loan Agreement arising as a result of the Merger Transactions, including, for the avoidance of doubt, Section 7.01 of the Existing Loan Agreement, (c) consent to the Change of Control Event and (d) waive any Default or Event of Default arising as a result of a breach of the Existing Loan Agreement arising as result of the Change of Control Event, including, for the avoidance of doubt, Sections 9.01(3), (8), (11) and (12) of the Existing Loan Agreement (such consents and waivers, the “Consents”).

SECTION 3. NEW BORROWER. The parties hereto acknowledge and agree that, as a result of the Merger Transactions and the Borrower Assumption, New Borrower is the successor in interest to Existing Borrower under the Loan Agreement and each of the other Loan Documents. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that, from and after the Merger Effective Date, New Borrower, as such successor, is a party to the Loan Agreement and each of the other Loan Documents in the capacity of Borrower thereunder, with all of the rights, interests, obligations and liabilities of Borrower set forth therein, in each case as though New Borrower were an original party thereto. All references in the Loan Agreement or any other Loan Document to “AvalonBay Communities, Inc., a corporation organized and existing under the laws of the State of Maryland” shall hereby be amended and restated to refer to “ERP Operating Limited Partnership, an Illinois limited partnership.”

SECTION 4. AMENDMENTS TO LOAN AGREEMENT. As of the Merger Effective Date, and subject to the satisfaction of the conditions precedent set forth in Section 6 below, (a) the Existing Loan Agreement is hereby amended as set forth in the Loan Agreement attached as Annex I hereto, and (b) Annex II is hereby attached and made a part of the Loan Agreement as all Schedules and Exhibits to the Loan Agreement.

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SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Banks and Administrative Agent to enter into this Amendment No. 2, the Borrower represents and warrants to each Bank and Administrative Agent that the following statements are true, correct and complete:

(i) The execution and delivery of this Amendment No. 2 and the performance of the obligations required to be performed by the Borrower hereunder and under the Loan Agreement as amended by this Amendment No. 2 (the “Amended Loan Agreement”, and together with this Amendment No. 2, collectively, the “Amendment Documents”) are within the Borrower’s powers, have been authorized by all necessary action, and do not and will not (a) require the consent or approval of its partners or such consent or approval has been obtained, (b) contravene its organizational documents, (c) to the best of Borrower’s knowledge, violate any provision of, or require any filing, registration, consent or approval under, any law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (d) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired or (f) to the best of Borrower’s knowledge, cause it to be in default under any such law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of its knowledge, Borrower is in compliance with all laws applicable to it and its properties where failure to be in compliance with such Laws could reasonably be expected to result in a Material Adverse Effect;

(ii) this Amendment No. 2 has been duly executed and delivered by the Borrower, is in full force and effect as of the Amendment Effective Date and each Amendment Document is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally;

(iii) each of the representations and warranties of the Borrower contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date as of which they were made and are true and correct in all material respects at and as of the date of this Amendment No. 2, except for representations and warranties which are expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (or in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, shall be true and correct in all respects as of the applicable date, after giving effect to such qualification); and

(iv) no Default or Event of Default exists on the date hereof (before and after giving effect to this Amendment No. 2).

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SECTION 6. CONDITIONS TO EFFECTIVENESS

This Amendment No. 2 shall become effective only upon the satisfaction of the following conditions precedent (the “Amendment Effective Date”):

A. The Existing Borrower, the New Borrower, the Administrative Agent and the Banks shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent.

B. If applicable, each Down REIT shall have executed and delivered to the Administrative Agent a duly executed original of a Down REIT Guaranty.

C. The Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the New Borrower and each Down REIT as of the Merger Effective Date, if any, the authority for and the validity of this Amendment No. 2 and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the New Borrower, as well as the certificate of limited partnership of the New Borrower, both as amended, modified or supplemented to the Merger Effective Date, certified to be true, correct and complete by a Responsible Officer of the New Borrower, together with a certificate of existence as to the New Borrower from the Secretary of State (or the equivalent thereof) of Illinois, to be dated not more than thirty (30) days prior to the Merger Effective Date, and correlative documentation for each Down REIT as of the Merger Effective Date.

D. The Administrative Agent shall have all fees required to be paid on or before the Amendment Effective Date and received all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 9.3 of the Loan Agreement), incurred in connection with this Amendment No. 2.

E. Each of the representations and warranties of the Borrower contained in the Loan Agreement, this Amendment No. 2, and the other Loan Documents are true and correct in all material respects as of the date as of which they were made and are true and correct in all material respects at and as of the date of this Amendment No. 2, except for representations and warranties which are expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (or in the case of any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, shall be true and correct in all respects as of the applicable date, after giving effect to such qualification); and no Default or Event of Default exists on the date hereof (before and after giving effect to this Amendment No. 2)

F. The Administrative Agent and each Bank shall have received (i) such documentation and other evidence as is reasonably requested by the Administrative Agent or such Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws with respect to the New Borrower and (ii) to the extent requested by the Administrative Agent or such Bank, and to the extent that the New Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the New Borrower.

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G. The Administrative Agent shall have received a certificate of the New Borrower confirming that consummation of the Merger, the Merger Transactions and the Borrower Assumption has occurred or will occur substantially simultaneously with the effectiveness of this Amendment No. 2.

H. The New Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank requesting a Note at least three (3) Business Days prior to the Amendment Effective Date.

I. Upon satisfaction of the foregoing conditions, the Administrative Agent shall deliver written notice to the Borrower and the Banks of the Amendment Effective Date.

SECTION 7. MISCELLANEOUS

A. Reference to and Effect on the Loan Agreement and the Other Loan Documents.

(i) On and after the effective date of this Amendment No. 2, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Loan Agreement and each reference in the other Loan Documents to the “Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Amended Loan Agreement. This Amendment No. 2 shall constitute a Loan Document for all purposes under the Loan Agreement.

(ii) Except as specifically amended by this Amendment No. 2, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Bank under, the Loan Agreement or any of the other Loan Documents.

(iv) This Amendment No. 2 shall not constitute or effect a novation of the obligations of the Borrower under the Existing Loan Agreement, as amended hereby, and the other Loan Documents.

B. Headings. Section and subsection headings in this Amendment No. 2 are included herein for convenience of reference only and shall not affect the interpretation or construction of this Amendment No. 2.

C. Applicable Law THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, all parties to this Amendment No. 2 acknowledge and agree that

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immediately after giving effect to this Amendment No. 2, the governing law of the Loan Agreement and other Loan Documents shall be the laws of the State of Illinois, in accordance with Section 9.8 of the Loan Agreement. The provisions of Section 12.15 of the Existing Loan Agreement are incorporated herein by reference, mutatis mutandis; provided, however, that all parties to this Amendment No. 2 acknowledge and agree that immediately after giving effect to this Amendment No. 2, the provisions of Section 9.8 of the Loan Agreement shall govern and control.

D. Counterparts; Effectiveness. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment No. 2 by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment No. 2 by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment No. 2. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment No. 2 shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EXISTING BORROWER:

AVALONBAY COMMUNITIES, INC.

By:	/s/ Kevin P. O’Shea
Name:	Kevin P. O’Shea
Title:	Chief Financial Officer

[Signature Page - Amendment No. 2 to AvalonBay Loan Agreement]

NEW BORROWER:

ERP OPERATING LIMITED PARTNERSHIP (as successor-in-interest to Canopy Merger Sub LLC)

By:	Equity Residential, its general partner

By:	/s/ Claudio Moreno
Name:	Claudio Moreno
Title:	Senior Vice President and Treasurer

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

BANK OF AMERICA, N.A. (as Administrative Agent)

By:	/s/ Jeanmarie Curtis
Name:	Jeanmarie Curtis
Title:	Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

JPMORGAN CHASE BANK, N.A. (as a Bank and an Issuing Bank)

By:	/s/ Amitkumar Mudaliar
Name:	Amitkumar Mudaliar
Title:	Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

BANK OF AMERICA, N.A. (as a Bank and an Issuing Bank)

By:	/s/ Thomas W. Nowak
Name:	Thomas W. Nowak
Title:	Senior Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

WELLS FARGO BANK, N.A. (as a Bank and an Issuing Bank)

By:	/s/ Sarah Gay
Name:	Sarah Gay
Title:	Executive Director

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

BARCLAYS BANK PLC (as a Bank)

By:	/s/ Timothy Uwemedimo
Name:	Timothy Uwemedimo
Title:	Authorized Signatory

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH (as a Bank)

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

By:	/s/ Kelvyn Correa
Name:	Kelvyn Correa
Title:	Director

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

GOLDMAN SACHS BANK USA (as a Bank)

By:	/s/ Elizabeth Tosin
Name:	Elizabeth Tosin
Title:	Authorized Signatory

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

MORGAN STANLEY BANK, N.A. (as a Bank)

By:	/s/ Gretell Merlo
Name:	Gretell Merlo
Title:	Authorized Signatory

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION (as a Bank)

By:	/s/ Shari L Reams-Henofer
Name:	Shari L Reams-Henofer
Title:	Senior Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

TRUIST BANK (as a Bank)

By:	/s/ Richard de la Vega
Name:	Richard de la Vega
Title:	Director

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

THE BANK OF NOVA SCOTIA (as a Bank)

By:	/s/ Chelsea McCune
Name:	Chelsea McCune
Title:	Director

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

BNP PARIBAS (as a Bank)

By:	/s/ Benjamin Binetter
Name:	Benjamin Binetter
Title:	Managing Director

By:	/s/ Valentin Detry
Name:	Valentin Detry
Title:	Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

MIZUHO BANK, LTD. (as a Bank)

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Managing Director

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

REGIONS BANK (as a Bank)

By:	/s/ Reid Malley
Name:	Reid Malley
Title:	Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

ROYAL BANK OF CANADA (as a Bank)

By:	/s/ Edward McKenna
Name:	Edward McKenna
Title:	Authorized Signatory

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

TD BANK, N.A. (as a Bank)

By:	/s/ Michael Duganich
Name:	Michael Duganich
Title:	Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION (as a Bank)

By:	/s/ Germaine R. Korhone
Name:	Germaine R. Korhone
Title:	Senior Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION (as a Bank)

By:	/s/ Mitchell Vega
Name:	Mitchell Vega
Title:	Senior Vice President

[Signature Page - Amendment No. 2 to Seventh Amended and Restated Revolving Loan Agreement]

Annex I

Amended Loan Agreement

[See attached]

Annex I (Amended Loan Agreement)

Published Deal CUSIP Number: 05348JAN8

Published USD Revolver CUSIP Number: 05348JAP3

SEVENTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT

dated as of April 3, 2025

among

ERP OPERATING LIMITED PARTNERSHIP

(as successor in interest to Canopy Merger Sub LLC, the successor by merger to AvalonBay Communities Inc.),

THE BANKS LISTED HEREIN,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, N.A.

,

as Co-Syndication Agents,

THE BANK OF NOVA SCOTIA, BNP PARIBAS,

MIZUHO BANK, LTD., REGIONS BANK, ROYAL BANK OF CANADA,

TD BANK, N.A., and U.S. BANK NATIONAL ASSOCIATION,

as Senior Managing Agents,

and

BARCLAYS BANK PLC, Deutsche Bank Securities Inc.,

GOLDMAN SACHS BANK USA, Morgan Stanley senior funding, inc.

PNC BANK, NATIONAL ASSOCIATION and TRUIST BANK,

as Co-Documentation Agents

TABLE OF CONTENTS

SCHEDULES

Schedule 1.1 – Alternative Currency Commitments

Schedule 1.2 – Dollar Commitments

Schedule 1.3 – Fronting Bank Commitment Amounts

Schedule 2.14 – Day Basis for Alternative Currencies

Schedule 2.16 – Existing Letters of Credit

Schedule 9.1 – Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1 – Form of Designated Lender Note

Exhibit A-2 – Form of Note

Exhibit A-3 – Form of Qualified Borrower Note

Exhibit B – Form of Competitive Bid Quote Request

Exhibit C-1 – Form of Notice of Borrowing

Exhibit C-2 – Form of Notice of Interest Rate Election

Exhibit D – Form of Competitive Bid Quote

Exhibit E – Form of Transfer Supplement

Exhibit F – Form of Compliance Certificate

Exhibit G – Form of Designation Agreement

Exhibit H – Form of Down REIT Guaranty

Exhibit I – Form of Qualified Borrower Guaranty

Exhibit J-1-4 – Forms of U.S. Tax Compliance Certificates

Exhibit K – Form of Parent Guaranty

Exhibit L – Form of Notice of Loan Prepayment

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SEVENTH AMENDED AND RESTATED LOAN AGREEMENT

THIS SEVENTH AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 3, 2025, is among ERP OPERATING LIMITED PARTNERSHIP (as successor in interest to Canopy Merger Sub LLC, the successor by merger to AvalonBay Communities Inc.), the financial institutions from time to time party hereto as BANKS, and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.3.

“Acquisition Property” means a Real Property Asset acquired by the Borrower or its Consolidated Subsidiaries or Investment Affiliates (whether by purchase, merger or other corporate transaction and including acquisitions from taxable REIT subsidiaries owned by the Borrower).

“Acquisition Property Value” means the greater of (a) the EBITDA generated by an Acquisition Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of an Acquisition Property (or Borrower’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate). An Acquisition Property will be valued as a Stabilized Property following the sixth full Fiscal Quarter after the Fiscal Quarter in which such Acquisition Property was first acquired.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent hereunder or any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Banks.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affected Bank” has the meaning set forth in Section 2.21(c).

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“affiliate” and “Affiliate”, as applied to any Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Seventh Amended and Restated Revolving Loan Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Alternative Currency” means each of the following currencies: Canadian dollars, British Pound Sterling, Japanese Yen and Euro, together with each other currency (other than Dollars) that is approved in accordance with Section 2.10; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Commitment” means with respect to each Bank, the amount in Dollars set forth opposite such Bank’s name on Schedule 1.1 attached hereto as its commitment for Loans in Alternative Currencies and Alternative Currency Letters of Credit and, to the extent provided in Section 2.1(a), Loans and Letters of Credit in Dollars (and, (i) for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Alternative Currency Commitment and (ii) for each Approved Bank that becomes a Bank in accordance with Section 2.1(b), the amount set forth in the instrument pursuant to which such Approved Bank became a Bank as such Bank’s Alternative Currency Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor or pursuant to Section 2.1(b). The initial aggregate amount of the Banks’ Alternative Currency Commitments is the Dollar Equivalent of $0.

“Alternative Currency Daily Rate” means, for any day, with respect to any Borrowing or LC Credit Extension:

(a) denominated in British Pound Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Banks pursuant to Section 2.10 plus the adjustment (if any) determined by the Administrative Agent and the relevant Banks pursuant to Section 2.10;

provided, that, if any Alternative Currency Daily Rate as so determined shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Borrowing” has the meaning set forth in Section 1.3.

“Alternative Currency Daily Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Fronting Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Fronting Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Excess” has the meaning set forth in Section 2.22.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means the Dollar Equivalent of Alternative Currency Loans and Alternative Currency Letter(s) of Credit (and, to the extent expressly provided herein, Loans and Letters of Credit denominated in Dollars), equal to the Dollar Equivalent of the aggregate amount of the Banks’ Alternative Currency Commitments, as such amount may be increased in accordance with Section 2.1(b) from time to time.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Borrowing or LC Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period;

(c) denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(d) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Banks pursuant to Section 2.10 plus the adjustment (if any) determined by the Administrative Agent and the relevant Banks pursuant to Section 2.10;

provided that, if any Alternative Currency Term Rate as so determined shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents.

“Alternative Currency Term Rate Borrowing” has the meaning set forth in Section 1.3.

“Alternative Currency Term Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, the floating rate applicable to such Floating Rate Indebtedness at the time in question.

“Applicable Lending Office” means, with respect to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate. Unless the context otherwise requires each reference to a Bank shall include its Applicable Lending Office.

“Applicable Margin” means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Credit Rating then falls, in accordance with the table set forth below. Any change in the Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that the Borrower receives Credit Ratings that are not equivalent, the Applicable Margin shall be based upon the higher of the Credit Ratings from S&P or Moody’s. In the event that only one (1) Rating Agency has set the Credit Rating, then the Applicable Margin shall be based on such single Credit Rating. Should the Borrower lose its Investment Grade Rating from both Rating Agencies, the Applicable Margin will revert to the Non-Investment Grade rate set forth in the table below. Upon the reinstatement of an Investment Grade Rating from either S&P or Moody’s, the Applicable Margin will again be determined based on the applicable Credit Rating in the table set forth below.

Range of Credit Rating	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for SOFR Loans and Alternative Currency Loans (% per annum)
Non-Investment Grade	0.400	1.400
BBB-/Baa3	0.050	1.050
BBB/Baa2	0.000	0.850
BBB+/Baa1	0.000	0.775
A-/A3	0.000	0.725
A/A2	0.000	0.700
A+/A1 or better	0.000	0.650

“Approved Bank” means a bank which has (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody’s.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.6(c).

“Assignor” means any Bank that has made an assignment to an Assignee pursuant to Section 9.6(c).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.16(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Competitive Bid Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Section 9.3 and otherwise in Article IX) and obligations of a Bank associated with holding such Competitive Bid Loan.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Recipient Parties” mean, collectively, the Banks and the Fronting Banks.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.1 or 8.5 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Committed Loan made or to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII, bearing interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars and are only available to the Borrower and any Qualified Borrower that is a limited partnership, limited liability company or other business entity duly organized under the laws of any political subdivision of the United States.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means ERP Operating Limited Partnership, an Illinois limited partnership, successor-in-interest to Canopy Merger Sub LLC, a Maryland limited liability company, the successor by merger to AvalonBay Communities, Inc., a Maryland corporation.

“Borrower’s Share” means the Borrower’s or EQR’s share of the liabilities or assets, as the case may be, of an Investment Affiliate or Consolidated Subsidiary as reasonably determined by the Borrower based upon the Borrower’s or EQR’s economic interest in such Investment Affiliate or Consolidated Subsidiary, as the case may be, as of the date of such determination.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) British Pound Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom and (ii) Japanese Yen, means a day other than when banks are closed for general business in Japan;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro, British Pound Sterling or Japanese Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Leases” as applied to any Person, means any lease of any Property by that Person as lessee which, in conformity with GAAP, is or should be classified and accounted for as a capital lease or financing lease on the balance sheet of that Person.

“Capital Reserve” means $150 per year.

“Cash and Cash Equivalents” means unrestricted (notwithstanding the foregoing, however, cash held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be “unrestricted” for purposes hereof) (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, foreign deposits, domestic and foreign certificates of deposit, bankers acceptances (foreign and domestic), commercial paper in Dollars or an Alternative Currency rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA rating given by S&P or Aa2 rating given by Moody’s or better rated credit.

“Cash Collateralize” means to deposit in the Letter of Credit Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Fronting Banks or the Banks, as collateral for Letter of Credit Usage or obligations of the Banks to fund participations in respect of the Letter of Credit Usage, cash or deposit account balances or, if the Administrative Agent and the Fronting Banks shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Fronting Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the (x) date of this Agreement in the case of Committed Loans made pursuant to Section 2.1 or LC Credit Extensions or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the first date on which all the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto.

“Co-Documentation Agents” means Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Bank of China Limited, Chicago Branch, Bank of Montreal, Mizuho Bank, Ltd., PNC Bank, National Association, Regions Bank, The Bank of New York Mellon, The Bank of Nova Scotia and Truist Bank, in their capacities as Co-Documentation Agents hereunder.

“Commitment” means, with respect to each Bank, the sum of its Dollar Commitment and its Alternative Currency Commitment.

“Commitment Excess” has the meaning set forth in Section 2.22.

“Committed Borrowing” has the meaning set forth in Section 1.3.

“Committed Loan” means a loan made or to be made by a Bank pursuant to Section 2.1, as well as an LC Advance; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.3(d)(2).

“Competitive Bid Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Competitive Bid Borrowing” has the meaning set forth in Section 1.3.

“Competitive Bid Daily SOFR Loan” means a loan made or to be made by a Bank pursuant to a Daily Simple SOFR Auction (including such a loan bearing interest at the Base Rate pursuant to Article VIII).

“Competitive Bid Loan” means a Competitive Bid Daily SOFR Loan, a Competitive Bid Term SOFR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.3(d)(2).

“Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.3.

“Competitive Bid Quote Request” has the meaning set forth in Section 2.3(b).

“Competitive Bid Term SOFR Loan” means a loan made or to be made by a Bank pursuant to a Term SOFR Auction (including such a loan bearing interest at the Base Rate pursuant to Article VIII).

“Compliance Certificate” has the meaning set forth in Section 5.1(c).

“Condo Property” means a Real Property Asset owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates, where such Real Property Asset is being positioned or held for sale as condominium units.

“Condo Property Value” means the undepreciated book value (cost basis plus improvements) of the Condo Property.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any of SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions related thereto, including “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, “SONIA”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an Agreed Currency listed on Schedule 2.14) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document in consultation with the Borrower).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Bank” has the meaning set forth in Section 2.9(c).

“Consolidated EBITDA” means, for any twelve (12) month period, net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, as reflected in reports filed by the Borrower pursuant to the Securities Exchange Act of 1934, as amended, before deduction (including amounts reported in discontinued operations), for (i) depreciation and amortization expense and other non-cash items as determined in good faith by the Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by the Borrower, for such period, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by the Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items and except that such net earnings (loss) shall only include Borrower’s Share of such net earnings (loss) attributable to Consolidated Subsidiaries and shall include, without duplication, Borrower’s Share of the net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, of any Investment Affiliate before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items of such Investment Affiliate as determined in good faith by the Borrower for such period, (ii) Interest Expense of such Investment Affiliate for such period, (iii) Taxes of such Investment Affiliate for such period, (iv) the gains (and plus the losses) from extraordinary items of such Investment Affiliate, and (v) the gains (and plus the losses) from non-recurring items of such Investment Affiliate as determined in good faith by the Borrower for such period.

“Consolidated Subsidiary” means at any date any Person which is consolidated with the Borrower or EQR in accordance with GAAP.

“Construction Property” means a Real Property Asset owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates on which construction of improvements has commenced or been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such Real Property Asset by the general public).

“Construction Property Value” means the greater of (a) the EBITDA generated by a Construction Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of a Construction Property (or Borrower’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Construction Property will be valued as a Stabilized Property following the eighth full Fiscal Quarter after the Fiscal Quarter in which such Construction Property was first completed.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (I) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (II) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1(a) or (b). Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence,

(i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, (x) “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn, and (y) the aggregate amount of all Contingent Obligations of any Consolidated Subsidiary or Investment Affiliate (except to the extent that any such Contingent Obligation is recourse to the Borrower or EQR) which would otherwise exceed the total capital contributions of the Borrower and EQR to such entity, together with the amount of any unfunded obligations of the Borrower or EQR to make such additional equity contributions to such entity that could be legally enforced by a creditor of such entity shall be deemed to be equal to the amount of such capital contributions and equity or loan commitments. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., in their capacities as Co-Syndication Agents hereunder, and their permitted successors in such capacities in accordance with the terms of this Agreement.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.27.

“Credit Party” means the Administrative Agent, each Fronting Bank, or any other Bank.

“Credit Rating” means the rating assigned by the Rating Agencies to the Borrower’s senior unsecured long term indebtedness.

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Loan Documents.

“Daily Simple SOFR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on Daily Simple SOFR pursuant to Section 2.3.

“Daily SOFR Borrowing” has the meaning set forth in Section 1.3.

“Daily SOFR Loan” means a Committed Loan made or to be made by a Bank as a Daily SOFR Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election, bearing interest at a rate based on Daily Simple SOFR. All Daily SOFR Loans shall be denominated in Dollars.

“Debt Service” means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of the Borrower or EQR (excluding Indebtedness of any Consolidated Subsidiary or Investment Affiliate), on a consolidated basis, plus Borrower’s Share of scheduled principal amortization for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates for which there is no recourse to EQR or the Borrower (or any Property thereof), plus, without duplication, EQR’s and the Borrower’s actual or potential liability for principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates that is recourse to EQR or the Borrower (or any Property thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Bank” has the meaning set forth in Section 2.9(d).

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan or Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin with respect to SOFR Loans plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 9.16(b), any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or (ii) fund any portion of its participations in Letters of Credit, (b) has failed, within five (5) Business Days of the date on which demand for payment is made, to pay over to any Credit Party any other amount required to be paid by it hereunder, (c) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a loan under this Agreement and states that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (d) has failed, within three (3) Business Days after written request by a Credit Party, acting in good faith and based on a reasonable belief that such Bank will fail to comply with its funding obligations, to provide a confirmation in writing to such Credit Party that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Credit Party’s receipt of such confirmation, or (e) has or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be made by the Administrative Agent acting reasonably and in good faith and shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 9.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Fronting Banks and each other Bank promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject or target of any Sanction.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.

“Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay Competitive Bid Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d).

“Designating Lender” has the meaning set forth in Section 9.6(d).

“Designation Agreement” means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.

“Development Activity” means (a) the development or redevelopment and construction of one or more apartment buildings by the Borrower or any of its Subsidiaries, (b) the financing by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any such development or construction or (c) the incurrence by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any Contingent Obligations in connection with such development or construction (other than purchase contracts for Real Property Assets which are not payable until completion of development or construction), valued at the cost of such projects under development and construction in the case of assets owned by the Borrower or EQR, or Borrower’s Share of the cost of such projects under development and construction in the case of assets owned by Consolidated Subsidiaries or Investment Affiliates.

“Dividing Person” has the meaning set forth in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Commitment” means with respect to each Bank, the amount set forth opposite such Bank’s name on Schedule 1.2 attached hereto as its commitment for Loans and Letters of Credit in Dollars (and, (i) for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Dollar Commitment and (ii) for each Approved Bank that becomes a Bank in accordance with Section 2.1(b), the amount set forth in the instrument pursuant to which such Approved Bank became a Bank as such Bank’s Dollar Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased in connection with an assignment from an Assignor or pursuant to Section 2.1(b). The initial aggregate amount of the Banks’ Dollar Commitments is $2,500,000,000.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Fronting Bank, as the case may be) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Fronting Bank, as the case may be using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Fronting Bank, as the case may be, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or a Fronting Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Sublimit” means an amount of Loans and Letters of Credit denominated in Dollars equal to Two Billion Five Hundred Million Dollars ($2,500,000,000), as the same may be decreased in accordance with the provisions of this Agreement.

“Dollars” and “$” mean the lawful money of the United States.

“Down REIT” means a limited liability company, corporation or limited partnership that has executed and delivered to the Administrative Agent, on behalf of the Banks, (i) a Guaranty of Payment in the form attached hereto as Exhibit H (a “Down REIT Guaranty”), (ii) all documents reasonably requested by the Administrative Agent relating to the existence of such Down REIT, and the authority for and validity of such Down REIT Guaranty, including, without limitation, the organizational documents of such Down REIT, modified or supplemented prior to the date of such Down REIT Guaranty, each certified to be true, correct and complete by such Down REIT, not more than ten (10) days prior to the date of such Down REIT Guaranty, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of formation of such Down REIT, to be dated not more than ten (10) days prior to the date of such Down REIT Guaranty, as well as authorizing resolutions in respect of such Down REIT Guaranty, and (iii) an opinion of counsel with respect to such Down REIT and Down REIT Guaranty, in form and substance reasonably acceptable to the Administrative Agent, with respect to due organization, existence, good standing and authority, and validity and enforceability of such Down REIT Guaranty. In addition, for purposes of this Agreement, including the definition of Qualifying Unencumbered Property, a Down REIT Guaranty shall not be deemed to constitute Unsecured Debt of the applicable Down REIT.

“Down REIT Guaranty” has the meaning set forth in the definition of “Down REIT”.

“Down REIT Guaranty Proceeds” has the meaning set forth in Section 9.18(a).

“EBITDA” means, for any twelve (12) month period, net earnings (loss), exclusive of net derivative gains (losses) and gains (losses) on the dispositions of Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items as determined in good faith by the Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by the Borrower, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by the Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items. EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 9.24.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Banks or the Fronting Banks, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Banks or the Fronting Banks, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Committed Loans to be denominated in an Alternative Currency) or a Fronting Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency or (c) providing such currency is impracticable for the Banks or the Fronting Banks, as applicable (each of clauses (a), (b) and (c), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Banks and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an Equity Interest is owned by the Borrower and/or EQR, either directly or indirectly, and, as a result of the ownership of such Equity Interest, the Borrower and/or EQR may have recourse liability for Environmental Claims against such partnership, joint venture or corporation (or the Property thereof).

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“EQR” means Equity Residential, a Maryland real estate investment trust, the sole general partner of the Borrower, or any permitted successor thereof in accordance with Section 5.9(a)(i)(y).

“Equity Forward Contract” means a forward equity contract with respect to common Equity Interests of EQR entered into by EQR and/or the Borrower and a Person other than the Borrower, a Qualified Borrower or a Consolidated Subsidiary.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Permitted Convertible Debt (prior to conversion thereof) shall not constitute Equity Interests of the Borrower or EQR.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and applicable U.S. Department of Labor regulations issued pursuant thereto in temporary or final form.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the European Economic Union.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.4(i), 9.5 or 9.16(c)) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 8.4, amounts with respect to such Taxes were payable either to such Bank’s Assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.4(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” has the meaning set forth in Section 2.16(b).

“Extending Bank” has the meaning set forth in Section 2.9(f).

“Extension Date” has the meaning set forth in Section 2.9(b).

“Extension Request” has the meaning set forth in Section 2.9(b).

“Facility Fee” has the meaning set forth in Section 2.8(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Loan Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letters” means, collectively, (i) the letter agreement, dated as of February 20, 2025, among the Borrower and JPMorgan Chase Bank, N.A., (ii) the letter agreement, dated as of February 20, 2025, among Borrower, Bank of America and BofA Securities, Inc. and (iii) the letter agreement, dated as of February 20, 2025, among Borrower, Wells Fargo Bank, N.A., and Wells Fargo Securities, LLC.

“Financing Partnership” means any Wholly-Owned Subsidiary of the Borrower or the Borrower and EQR.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and EQR which shall be the twelve (12) month period ending on the last day of December in each year.

“Fixed Charges” for any twelve (12) month period means (without duplication) the sum of (i) Debt Service for such period, (ii) the product of the average number of apartment units owned (directly or beneficially) by the Borrower, EQR, or any Wholly-Owned Subsidiary of either or both during such period and the Capital Reserve for such period, (iii) Borrower’s Share of the aggregate sum of the product of the average number of apartment units owned (directly or beneficially) by each Consolidated Subsidiary (other than Wholly-Owned Subsidiaries of the Borrower and/or EQR) and Investment Affiliate during such period and the Capital Reserve for such period, (iv) dividends on preferred units payable by the Borrower during such period, and (v) distributions made by the Borrower during such period to EQR for the purpose of paying dividends on preferred shares in EQR.

“Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.

“Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

“FMV Cap Rate” means 5.75%.

“Foreign Bank” means (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Bank” means, with respect to any Letter of Credit, as applicable, Wells Fargo Bank, National Association, Bank of America (through itself or through one of its designated Affiliates or branch offices), JPMorgan Chase Bank, N.A., or such other Bank which has notified the Administrative Agent in a writing reasonably acceptable to the Administrative Agent that it is willing to be a Fronting Bank and assumes all of the obligations of a Fronting Bank under this Agreement, in each case, which is designated by the Borrower in its written notice and Letter of Credit Application provided in accordance with Section 2.2(b) as the Bank which shall issue a Letter of Credit with respect to such request; provided that (a) only Bank of America shall be designated by the Borrower in the case of a request for the issuance of a Letter of Credit denominated in an Alternative Currency, and (b) so long as any Existing Letter of Credit remains outstanding, the issuer of such Existing Letter of Credit shall continue to be the Fronting Bank with respect to such Existing Letter of Credit (subject to confirming to the Administrative Agent in a writing reasonably acceptable to the Administrative Agent that it is willing to be a Fronting Bank and assumes all of the obligations of a Fronting Bank under this Agreement). Any Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Fronting Bank, in which case the term “Fronting Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Fronting Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Fronting Bank with respect thereto.

“Fronting Bank Commitment Amount” means, with respect to each Fronting Bank, the commitment of such Fronting Bank to issue Letters of Credit hereunder. The initial amount of each Fronting Bank’s Fronting Bank Commitment Amount is set forth on Schedule 1.3, or if a Fronting Bank has assumed a Fronting Bank Commitment Amount after the Closing Date, the amount set forth for such Fronting Bank as its Fronting Bank Commitment Amount in the Register maintained by the Administrative Agent. The Fronting Bank Commitment Amount of a Fronting Bank may be modified from time to time by agreement between such Fronting Bank and the Borrower, and notified to the Administrative Agent.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Fronting Banks, such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage other than the Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks and/or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles recognized as such in codification by the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that with respect to the financial covenants, including the related definitions, only Borrower’s Share of any income, expense, assets and liabilities of any Consolidated Subsidiary or Investment Affiliate shall be taken into account.

“Governmental Acts” has the meaning set forth in Section 2.16(h).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means, as of any date, (a) the aggregate Stabilized Property Value of all Stabilized Properties, plus (b) the Non-Stabilized Property Value, plus (c) the value of any Cash and Cash Equivalents (including Cash and Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower (and, solely if the Parent Guaranty is in effect, EQR)) owned by the Borrower (and, solely if the Parent Guaranty is in effect, EQR) or any Wholly-Owned Subsidiary of the Borrower (and, solely if the Parent Guaranty is in effect, EQR), plus (d) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower (and, solely if the Parent Guaranty is in effect, EQR) or its Consolidated Subsidiaries that are Wholly-Owned Subsidiaries, plus (e) the Borrower’s Share of the value of any Cash and Cash Equivalents (including Cash and Cash Equivalents held in restricted Section 1031 accounts under the control of a Consolidated Subsidiary that is not a Wholly-Owned Subsidiary or by an Investment Affiliate) owned by any Consolidated Subsidiary or Investment Affiliate, plus (f) the Borrower’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any Consolidated Subsidiary that is not a Wholly-Owned Subsidiary or by any Investment Affiliate, plus (g) the aggregate positive amount of net cash proceeds that would be due to (i) the Borrower, (ii) EQR, if EQR is a Guarantor pursuant to delivery of the Parent Guaranty or (iii) EQR, if and to the extent that as of such date (A) the Borrower’s limited partnership agreement requires EQR to contribute such net cash proceeds to the Borrower and (B) the Borrower’s intent is to distribute all such net cash proceeds to the Borrower upon receipt, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by EQR’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (1) EQR or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) EQR no longer intends to issue shares sufficient to realize such proceeds; provided, that notwithstanding the foregoing, (x) for purposes of determining Gross Asset Value at any time, the portion of Gross Asset Value attributable to Permitted Holdings in excess of forty percent (40%) of Gross Asset Value at such time (but immediately prior to the application of this clause (x)) shall be disregarded and (y) for purposes of this definition, a Property shall be deemed to be wholly owned by the Borrower if such Property shall be owned by a Wholly-Owned Subsidiary, a Down REIT or a Wholly-Owned Subsidiary of a Down REIT. Notwithstanding the foregoing, a Real Property Asset held by a “qualified intermediary” or an “exchange accommodation titleholder” in connection with the acquisition (or possible disposition) of such Real Property Asset by the Borrower, any Consolidated Subsidiary or any Investment Affiliate pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code, shall be included in the calculation of Gross Asset Value as if it were owned by the Borrower, such Consolidated Subsidiary or such Investment Affiliate.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, (ii) all Committed Loans which are Daily SOFR Loans at such time, (iii) all Term SOFR Loans at such time that have the same Interest Period, (iv) all Alternative Currency Daily Rate Loans at such time that are denominated in the same currency or (v) all Alternative Currency Term Rate Loans at such time that have the same Interest Period and are denominated in the same currency and, in the case of Loans made to a Qualified Borrower, are made to the same Qualified Borrower; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantor” means each Down REIT that has executed and delivered to the Administrative Agent a Down REIT Guaranty and has not been released pursuant to Section 9.25, and, at all times after delivery of the Parent Guaranty, EQR.

“Indebtedness”, as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations, contingent or otherwise, of such Person with respect to letters of credit actually issued for such Person’s account or upon such Person’s application, (d) all obligations of such Person to pay the deferred and unpaid purchase price of Property except (i) any such deferred and unpaid purchase price that constitutes an accrued expense or trade payable, and (ii) any deferred and unpaid purchase price under a contract which, in accordance with GAAP would not be included as a liability on the liability side of the balance sheet of such Person, (e) all obligations in respect of Capital Leases of such Person, and (f) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, in the case of items of Indebtedness incurred under clauses (a), (b), (c) and (d) to the extent that any such items (other than letters of credit), in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person, exclusive, however, of all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends and distributions declared but not yet paid. Indebtedness also includes, to the extent not otherwise included, any obligation of the Borrower or EQR, as well as Borrower’s Share of any obligation of any Consolidated Subsidiary or Investment Affiliate, to be liable for, or to pay as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Borrower, EQR, a Consolidated Subsidiary or an Investment Affiliate). Indebtedness shall not include any Intracompany Indebtedness. “Intracompany Indebtedness” means indebtedness whose obligor is EQR or any Consolidated Subsidiary and whose obligee is EQR or any Consolidated Subsidiary; provided, however, that in the case of any such Intracompany Indebtedness owing to an obligee that is not a Wholly-Owned Subsidiary of the Borrower, only the Borrower’s Share of the Intracompany Indebtedness owing to such obligee that is not a Wholly-Owned Subsidiary of the Borrower shall constitute Intracompany Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Qualified Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (excluding the interest component of Capital Leases, as well as interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) of the Borrower or EQR (excluding nonrecurring prepayment premiums or penalties and any such interest expense accrued or capitalized on Indebtedness of any Consolidated Subsidiary or Investment Affiliate), including without limitation all commissions, discounts and other fees and charges owed with respect to drawn letters of credit, amortized costs of Interest Rate Contracts incurred on or after the Closing Date and the Facility Fees payable to the Banks in accordance with Section 2.8, plus Borrower’s Share of accrued or paid interest with respect to any Indebtedness of Consolidated Subsidiaries or Investment Affiliates for which there is no recourse to EQR or the Borrower, plus, without duplication, EQR’s and the Borrower’s actual accrued, paid or capitalized interest (excluding nonrecurring prepayment premiums or penalties and the interest component of Capital Leases, as well as excluding interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) with respect to Indebtedness of Consolidated Subsidiaries or Investment Affiliates that is recourse to EQR or the Borrower, calculated for all Fixed Rate Indebtedness at the actual interest rate in effect with respect to all Indebtedness outstanding as of the last day of such period and, in the case of all Floating Rate Indebtedness, the actual rate of interest in effect with respect to such Floating Rate Indebtedness outstanding for the period during which no Interest Rate Contract is in effect, and, during the period that an Interest Rate Contract is in effect with respect to such Floating Rate Indebtedness, the strike rate payable under such Interest Rate Contract if lower than the actual rate of interest. Interest expense shall be determined including any non-cash portion of interest expense attributable to convertible Indebtedness under ASC 470-20.

“Interest Period” means:

(1) with respect to each Term SOFR Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 3 or 6 months thereafter (in each case, subject to availability); provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(2) with respect to each Alternative Currency Term Rate Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 3 or 6 months thereafter (in each case, subject to availability of the interest rate applicable to the relevant currency); provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) below, end on the last Business Day of a calendar month;

(c) with respect to each Alternative Currency Term Rate Loan denominated in Canadian dollars, only Interest Periods of one (1) month and three (3) months will be available; and

(d) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

(3) with respect to each Competitive Bid Term SOFR Loan, the period commencing on the date of borrowing specified in the applicable Competitive Bid Quote Request and ending 1, 3 or 6 months thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

(4) with respect to each Competitive Bid Absolute Rate Loan and each Competitive Bid Daily SOFR Loan, the period commencing on the date of borrowing specified in the applicable Competitive Bid Quote Request and ending such number of days thereafter (but not less than seven (7) days, or more than 180 days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(b) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any Person in whom EQR or the Borrower holds an Equity Interest, directly or indirectly, other than Consolidated Subsidiaries and Securities and other passive interests.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P, or a rating or “shadow” rating of Baa3 or better from Moody’s. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).

“Investment Mortgages” means mortgages securing indebtedness directly or indirectly owed to the Borrower, EQR or Subsidiaries of either or both, including certificates of interest in real estate mortgage investment conduits.

“Invitation for Competitive Bid Quotes” has the meaning set forth in Section 2.3(c).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Lead Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers hereunder.

“Joint Venture Parent” means the Borrower, EQR or one or more Financing Partnerships of the Borrower which directly owns any interest in a Joint Venture Subsidiary.

“Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 20% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property. In addition, the relationship of a Joint Venture Parent as a tenant in common in any asset with other tenants in common in the same asset shall be treated as if such relationship were a general partnership for purposes of this definition. For purposes of the definition of Unencumbered Asset Value, a Joint Venture Subsidiary shall be deemed to include any entity (other than a Financing Partnership) in which a Qualified Joint Venture Partner owns the balance of the interests.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Advance” means, with respect to each Bank, such Bank’s funding of its participation in any LC Borrowing in accordance with its Pro Rata Share. All LC Advances shall be denominated in Dollars.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All LC Borrowings shall be denominated in Dollars.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Excess” has the meaning set forth in Section 2.24(a)(ii).

“Lead Fronting Banks” means, collectively, Wells Fargo Bank, National Association, Bank of America and JPMorgan Chase Bank, N.A., in each case in its capacity as a Fronting Bank.

“Letter(s) of Credit” has the meaning set forth in Section 2.2(b).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by the applicable Fronting Bank.

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.24(b).

“Letter of Credit Documents” has the meaning set forth in Section 2.17(a).

“Letter of Credit Fee” has the meaning set forth in Section 2.8(b).

“Letter of Credit Sublimit” has the meaning set forth in Section 2.16(c). The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.

“Letter of Credit Usage” means at any time the sum of (i) the Dollar Equivalent of the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the Dollar Equivalent of the aggregate amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit, including all Unreimbursed Amounts (including all LC Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the second proviso in Section 2.16(a). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Bank shall remain in full force and effect until the Fronting Banks and the Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower, EQR or any Subsidiary of either or both shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, an Alternative Currency Loan, a SOFR Loan or a Competitive Bid Loan and “Loans” means Base Rate Loans, Alternative Currency Loans, SOFR Loans or Competitive Bid Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Notes, the Fee Letters, the Qualified Borrower Guaranty, the Letter(s) of Credit, the Letter of Credit Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of this Agreement, any Down REIT Guaranty and, to the extent required to be delivered hereunder, the Parent Guaranty, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely, (i) impair the ability of the Borrower and/or EQR and their Consolidated Subsidiaries, taken as a whole, to perform their material obligations under the Loan Documents or (ii) impair the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” means the date when all of the Obligations hereunder shall be due and payable which shall be April 3, 2030, unless extended or accelerated pursuant to the terms hereof.

“Maturity Date Extension” has the meaning set forth in Section 2.9(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period but was making or accruing an obligation to make contributions while a member of the ERISA Group.

“Multifamily Residential Property Mortgages” means Investment Mortgages issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential Property.

“Multifamily Residential Property Partnership Interests” means partnership or joint venture interests, or common or preferred stock, or membership, trust or other Equity Interests issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential Property, but excluding Securities.

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include any Permitted Negative Pledge Provision.

“Net Present Value” means, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount, using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“New Bank” has the meaning set forth in Section 2.9(f).

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 9.5 and (ii) has been approved by the Required Banks.

“Non-Extension Notice Date” has the meaning set forth in Section 2.16(f).

“Non-Multifamily Residential Property” means any Property which is not (i) used for lease, operation or use as a multifamily residential Property, (ii) Unimproved Assets or Raw Land, (iii) Securities, (iv) Multifamily Residential Property Mortgages, or (v) Multifamily Residential Property Partnership Interests.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary or Investment Affiliate (provided that if a Subsidiary or Investment Affiliate is a partnership, there is no recourse to the Borrower or EQR as a general partner of such partnership); provided, however, that personal recourse of the Borrower or EQR for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Non-SOFR Successor Rate” has the meaning set forth in Section 8.1(c).

“Non-Stabilized Property” means any Real Property Asset owned or leased by the Borrower, a Consolidated Subsidiary or an Investment Affiliate that is not a Stabilized Property.

“Non-Stabilized Property Value” means, the sum of (i) the aggregate Acquisition Property Value of all Acquisition Properties, (ii) the aggregate Construction Property Value of all Construction Properties, (iii) the aggregate Redevelopment Property Value of all Redevelopment Properties, (iv) the aggregate Condo Property Value of all Condo Properties, and (v) with respect to Raw Land or any other Non-Stabilized Property (other than the Non-Stabilized Properties described under clauses (i) through (iv)), the aggregate undepreciated book value (cost basis plus improvements), determined in accordance with GAAP of all such Non-Stabilized Properties (or Borrower’s Share thereof with respect to any Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate).

“Notes” means promissory notes of the Borrower or any Qualified Borrower, substantially in the form of Exhibits A-1, A-2 and A-3 hereto, evidencing the obligation of the Borrower or any Qualified Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C-1 attached hereto and made a part hereof or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.3(f).

“Notice of Interest Rate Election” means a notice substantially in the form of Exhibit C-2 attached hereto and made a part hereof or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower or the applicable Qualified Borrower (or a Responsible Officer of the Borrower on behalf of the applicable Qualified Borrower).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit L or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.4(h) or (i)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Fronting Banks, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Fronting Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Parent Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit K attached hereto, enforceable against EQR for the payment of the Obligations.

“Parent Guaranty Trigger Event” means the earlier to occur of (a) EQR incurring, or providing a guaranty of, or becoming a borrower or guarantor of, or otherwise becoming obligated in respect of, any Unsecured Debt in an aggregate principal amount in excess of the Dollar Equivalent of $50,000,000, and (b) the earlier of (i) the Borrower’s actual knowledge or (ii) written notice by the Administrative Agent to the Borrower, in each case, of a breach of the obligations set forth in Section 5.14(b).

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.19.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Convertible Debt” means convertible debt securities of the Borrower (a) that are unsecured, (b) that do not have the benefit of any guarantee of any Subsidiary, (c) that are not subject to any sinking fund or any prepayment, redemption or repurchase requirements prior to the maturity date of such indebtedness, whether scheduled, triggered by specified events or at the option of the holders thereof (it being understood that none of (i) a customary “change in control” or “fundamental change” put, (ii) a right to convert such securities into or exchange such securities for common Equity Interest of EQR, cash or a combination thereof as the Borrower may elect or (iii) an acceleration upon an event of default will be deemed to constitute such a sinking fund or prepayment, redemption or repurchase requirement), and (d) that have the benefit of covenants and events of default customary for comparable convertible or exchangeable securities (as determined in good faith by the Borrower).

“Permitted Holdings” means Development Activity, Raw Land, Securities, Non-Multifamily Residential Property, Investment Mortgages, and Investment Affiliates.

“Permitted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

(e) easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to the owner’s title insurance policies, except in connection with any Indebtedness, for any of the Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the owner and do not diminish in any material respect the value of the Real Property Asset to which it is attached or for which it is listed;

(f) Liens and judgments (i) which have been or will be bonded (and the Lien thereby removed other than on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against EQR, the Borrower, or any Subsidiary or (ii) which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appearance or proceedings;

(g) Liens on Property of the Borrower, EQR, the Subsidiaries or any Investment Affiliate of either or both (other than Qualifying Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder;

(h) Liens in favor of the Borrower, EQR or a Consolidated Subsidiary against any asset of the Borrower, any Consolidated Subsidiary or any Investment Affiliate;

(i) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;

(j) to the extent constituting a Lien, any Permitted Negative Pledge Provision; and

(k) Liens (i) in favor of the Administrative Agent for the benefit of the Fronting Banks and the Banks and (ii) solely with respect to voluntary mortgages or similar Liens granted to the administrative agent under any revolving credit facility of the Borrower that secure the principal amount of designated loans made under such revolving credit facility in amount that is no more than fair market value of such mortgaged property.

“Permitted Negative Pledge Provision” means a Negative Pledge contained in any agreement (a) evidencing Unsecured Debt which contains restrictions on encumbering assets that are substantially the same as the corresponding restrictions contained in the Loan Documents, (b) related to assets or Equity Interests to be sold where such Negative Pledge relates only to such assets pending such sale or (c) Permitted Transfer Restrictions.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, and (b) solely with respect to an asset or Property of a non-Wholly-Owned Subsidiary, Investment Affiliate or the Borrower, reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners, members or other equity holders of such non-Wholly-Owned Subsidiary, Investment Affiliate or the Borrower imposing obligations in respect of contingent obligations to make any tax “make whole” or similar tax payment arising out of the sale or other transfer of assets reasonably related to such limited partners’, members’ or other equity holders’ interest in such non-Wholly-Owned Subsidiary, Investment Affiliate or the Borrower pursuant to “tax protection” or other similar agreements.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company, a joint venture, a Governmental Authority or any other entity or organization.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 9.20.

“principal financial center” means, when used in reference to an Alternative Currency, (a) in the case of British Pounds Sterling, London, England, (b) in the case of Euros, Frankfurt am Main, Germany, (c) in the case of Yen, Tokyo, Japan, (d) in the case of Canadian dollars, Toronto, Canada and (e) in the case of any other Alternative Currency, the principal financial center of the country of such currency.

“Pro Rata Share” means, with respect to any Bank, as applicable and subject to Section 9.23, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Dollar Commitments, (b) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Alternative Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Banks’ Alternative Currency Commitments, or (c) a fraction (expressed as a percentage), the numerator of which shall be such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned or leased by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt” has the meaning set forth in Section 9.18(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.27.

“Qualified Borrower” means a foreign or domestic limited partnership, limited liability company or other business entity duly organized under the laws of its jurisdiction of formation of which the Borrower (or a Person that is owned and controlled by the Borrower) is the sole general partner or managing member, the Indebtedness of which, in all cases, can be guaranteed by the Borrower pursuant to the provisions of the Borrower’s organizational documents and is guaranteed by the Borrower pursuant to the Qualified Borrower Guaranty, and with respect to which the Borrower has delivered a Qualified Borrower Notice pursuant to Section 2.21(a).

“Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit I attached hereto, enforceable against the Borrower for the payment of the Qualified Borrowers’ debts and obligations to the Banks.

“Qualified Borrower Notice” has the meaning set forth in Section 2.21(a).

“Qualified Institution” has the meaning set forth in Section 9.6(c).

“Qualified Joint Venture Partner” means (a) pension funds, insurance companies, banks, investment banks or similar institutional entities, each with significant experience in making investments in commercial real estate, and (b) commercial real estate companies of similar quality and experience.

“Qualifying Unencumbered Property” means any Real Property Asset (including Raw Land and Real Property Asset with Development Activity) from time to time which is owned directly or indirectly in fee (or ground leasehold) by the Borrower (and, solely if the Parent Guaranty is in effect, EQR), a Financing Partnership or a Joint Venture Subsidiary, which (i) is Raw Land, Construction Property, Redevelopment Property, Condo Property or an operating multifamily residential Real Property Asset, (ii) is not subject (nor are any Equity Interests in such Real Property Asset that are owned directly or indirectly by the Borrower or EQR subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any Equity Interests in such Real Property Asset that are owned directly or indirectly by the Borrower or EQR subject) to any Negative Pledge, and (iv) in the case of any Real Property Asset that is owned by a Subsidiary of the Borrower (and, solely if the Parent Guaranty is in effect, EQR), is owned by a Subsidiary that does not have any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation except for guarantees for borrowed money). In addition, in the case of any Real Property Asset that is owned by a Subsidiary of the Borrower (and/or EQR, solely if the Parent Guaranty is in effect), if such Subsidiary shall commence any proceeding under any Debtor Relief Laws, or any such involuntary case shall be commenced against it and shall remain undismissed and unstayed for a period of 90 days, then, simultaneously with the occurrence of such conditions, such Real Property Asset shall no longer constitute a Qualifying Unencumbered Property. Notwithstanding the foregoing, for the purposes of this definition, a Property shall be deemed to be wholly owned by the Borrower if such Real Property Asset shall be owned by a Down REIT or a Wholly-Owned Subsidiary of such Down REIT.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agencies” means, collectively, S&P and Moody’s.

“Raw Land” means Real Property Assets upon which no material improvements have been commenced.

“Real Property Assets” means, as of any time, the real property assets (including interests in participating mortgages in which the Borrower’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by the Borrower and its Consolidated Subsidiaries at such time.

“Recipient” means the Administrative Agent, any Bank or any Fronting Bank, as applicable.

“Redevelopment Property” means a Real Property Asset (other than a Condo Property) owned by the Borrower or its Consolidated Subsidiaries or Investment Affiliates where the existing building or other improvements or a portion thereof are undergoing renovation and redevelopment that will either (a) disrupt the occupancy of at least thirty percent (30%) of the square footage of such Real Property Asset or (b) temporarily reduce the EBITDA attributable to such Real Property Asset by more than thirty percent (30%) as compared to the immediately preceding comparable prior period.

“Redevelopment Property Value” means the greater of (a) the EBITDA generated by a Redevelopment Property for the quarter immediately prior to the commencement of the redevelopment divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate), and (b) the undepreciated book value (cost basis plus improvements) of a Redevelopment Property (or Borrower’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Redevelopment Property shall be valued as a Stabilized Property following the sixth full Fiscal Quarter after the Fiscal Quarter in which substantial completion of the redevelopment occurred.

“Register” has the meaning set forth in Section 9.6(h).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” within the meaning of Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Loan or Letter of Credit denominated in (a) Dollars, Daily Simple SOFR and Term SOFR, (b) British Pound Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian dollars, the Term CORRA Rate, and (e) Japanese Yen, TIBOR, as applicable.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments (and any term loan commitments and/or term loans provided pursuant to the provisions of Section 2.1(b)) or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans (including the aggregate amount of term loans made under this Agreement, if any). The Commitments and Loans of any Defaulting Lender (including any term loan commitments and/or term loans provided pursuant to the provisions of Section 2.1(b)) shall be disregarded in determining Required Banks at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Bank or Cash Collateralized in accordance with the terms hereof shall be deemed to be held pro rata by the applicable Fronting Bank in making such determination.

“Rescindable Amount” has the meaning set forth in Section 2.12(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of EQR, the Borrower and a Qualified Borrower that does not have any officers, (i) the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of EQR or (ii) solely for purposes of the delivery of incumbency certificates or secretary’s certificates and in addition to the foregoing officers, the secretary or any assistant secretary of EQR and (b) in the case of a Qualified Borrower that has one or more officers, (i) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Qualified Borrower or (ii) solely for purposes of the delivery of incumbency certificates or secretary’s certificates and in addition to such officers, the secretary or any assistant secretary of such Qualified Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other representative, officer or employee of EQR, the Borrower or such Qualified Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of EQR, the Borrower or such Qualified Borrower designated in or pursuant to an agreement between the Borrower or such Qualified Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of EQR, the Borrower or a Qualified Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of EQR, the Borrower or such Qualified Borrower, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of EQR, the Borrower or such Qualified Borrower, as applicable.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each date of payment on such Loan pursuant to Section 2.7, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.6, (iv) the date a Sharing Event first occurs and (v) such additional dates as the Administrative Agent shall reasonably determine or the Required Banks shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance and/or extension of an Alternative Currency Letter of Credit, (ii) each date of an amendment of Alternative Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Fronting Bank under any Alternative Currency Letter of Credit, (iv) the date a Sharing Event first occurs and (v) such additional dates as the Administrative Agent or the applicable Fronting Bank shall reasonably determine or the Required Banks shall reasonably require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Fronting Banks, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning set forth in Section 8.1(c).

“Secured Debt” means Total Outstanding Indebtedness of EQR and the Borrower (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and Borrower’s Share of any Total Outstanding Indebtedness of any Consolidated Subsidiary or Investment Affiliate, the payment of which is secured by a Lien on any Property owned or leased by EQR, the Borrower or any Consolidated Subsidiary or Investment Affiliate of either or both.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, all of which shall be passive investments.

“Sharing Event” means (i) the occurrence of an Event of Default with respect to the Borrower or EQR under clauses (f) or (g) of Section 6.1, or (ii) the acceleration of the Loans pursuant to Article VI.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Daily SOFR Loan or a Term SOFR Loan, as applicable.

“SOFR Scheduled Unavailability Date” has the meaning set forth in Section 8.1(b).

“SOFR Successor Rate” has the meaning set forth in Section 8.1(b).

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency” means at any time an Alternative Currency, other than (i) the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe and (ii) Yen.

“Stabilized Property” means any Real Property Asset owned or leased by the Borrower, a Consolidated Subsidiary or an Investment Affiliate except (i) any Acquisition Property, Construction Property or Redevelopment Property until such Real Property Asset has become a Stabilized Property in accordance with the definitions of Acquisition Property Value, Construction Property Value and Redevelopment Property Value, (ii) any Real Property Asset described in clause (v) of the definition of Non-Stabilized Property Value until such Real Property Asset has become a Stabilized Property in accordance with such definition, and (iii) any Condo Property.

“Stabilized Property Value” means the EBITDA generated by a Stabilized Property divided by the FMV Cap Rate (or Borrower’s Share thereof with respect to any Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate). Any Stabilized Property which generates negative EBITDA will have a Stabilized Property Value of zero.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower and/or EQR. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning set forth in Section 8.1(c).

“Supported QFC” has the meaning set forth in Section 9.27.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning set forth in Section 2.9(a).

“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Term SOFR” means

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of the Loan Documents.

“Term SOFR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on Term SOFR pursuant to Section 2.3.

“Term SOFR Borrowing” has the meaning set forth in Section 1.3.

“Term SOFR Loan” means a Committed Loan made or to be made by a Bank as a Term SOFR Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election, bearing interest at a rate based on Term SOFR. All Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC, because of a waiver or otherwise), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Plan, or a complete or partial withdrawal from a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets of any member of the ERISA Group under ERISA.

“Threshold Indebtedness” has the meaning set forth in Section 6.1(e).

“Total Outstanding Indebtedness” means, with respect to any Person as of any time, all Indebtedness but excluding contingent reimbursement obligations in respect of letters of credit.

“Transfer Supplement” has the meaning set forth in Section 9.6(c).

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Asset Value” means as of any date the (a) Stabilized Property Value of all Qualifying Unencumbered Properties which are Stabilized Properties, plus (b) Non-Stabilized Property Value of all Qualifying Unencumbered Properties which are Non-Stabilized Properties, plus (c) the value of any Cash and Cash Equivalent (including Cash and Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower) owned by the Borrower or any Wholly-Owned Subsidiary of the Borrower, plus (d) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower or its Wholly-Owned Subsidiaries not subject to any Lien, plus (e) Borrower’s Share of the value of any Cash and Cash Equivalents (including Cash and Cash Equivalents held in restricted Section 1031 accounts under the control of a Consolidated Subsidiary that is not a Wholly-Owned Subsidiary or of an Investment Affiliate) owned by any Consolidated Subsidiary that is not a Wholly-Owned Subsidiary or by any Investment Affiliate, plus (f) Borrower’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-Wholly-Owned Subsidiary or Investment Affiliate, plus (g) the aggregate positive amount of net cash proceeds that would be due to (i) the Borrower, (ii) EQR, if EQR is a Guarantor pursuant to delivery of the Parent Guaranty or (iii) EQR, if and to the extent that as of such date (A) the Borrower’s limited partnership agreement requires EQR to contribute such net cash proceeds to the Borrower and (B) the Borrower’s intent is to distribute all such net cash proceeds to the Borrower upon receipt, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by EQR’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (1) EQR or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) EQR no longer intends to issue shares sufficient to realize such proceeds; provided, however, that (i) the aggregate value of those items set forth in clauses (d) and (f) shall not exceed thirty percent (30%) of Unencumbered Asset Value and (ii) the aggregate value of those items set forth in clause (g) shall not exceed seven and one-half percent (7.5%) of Unencumbered Asset Value. Notwithstanding the foregoing, a Real Property Asset held by a “qualified intermediary” or an “exchange accommodation titleholder” in connection with the acquisition (or possible disposition) of such Real Property Asset by the Borrower, any Consolidated Subsidiary or any Investment Affiliate pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code, that would otherwise constitute a Qualifying Unencumbered Property if held by the Borrower, such Consolidated Subsidiary or such Investment Affiliate, shall be included in the calculation of Unencumbered Asset Value.

“Unimproved Assets” means Real Property Assets, other than Raw Land, upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent and is less than 90% leased in the aggregate (based upon number of units).

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unreimbursed Amount” has the meaning set forth in Section 2.16(g).

“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents owned by the Borrower, and Borrower’s Share of any Cash and Cash Equivalent owned by any Consolidated Subsidiary or Investment Affiliate, that are not subject to any pledge, lien or control agreement, less (i) amounts normally and customarily set aside by the Borrower for operating, capital and interest reserves, and (ii) amounts placed with third parties as deposits or security for contractual obligations (notwithstanding the foregoing, however, cash up to $750,000,000 held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be Unrestricted Cash and Cash Equivalents for purposes hereof).

“Unsecured Debt” means Total Outstanding Indebtedness of EQR, on a consolidated basis, which is not Secured Debt.

“Unused Commitments” means an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to the Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.27.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.4(f).

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means the Borrower, any Qualified Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “EQR, on a consolidated basis,” EQR shall be deemed to own one hundred percent (100%) of the partnership interests in the Borrower; and provided further that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks. Notwithstanding any other provision contained in this Agreement, with respect to the covenants contained in Section 5.8, all computations of amounts and ratios referred to herein shall be made without giving effect to any change to GAAP occurring before or after the Closing Date as a result of ASU 2016-02, Leases (Topic 842) issued by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith.

Section 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, Daily SOFR Loans and Alternative Currency Daily Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term SOFR Borrowing” is a Borrowing comprised of Term SOFR Loans, a “Daily SOFR Borrowing” is a Borrowing comprised of Daily SOFR Loans, an “Alternative Currency Daily Rate Borrowing” is a Borrowing comprised of Alternative Currency Daily Rate Loans and an “Alternative Currency Term Rate Borrowing” is a Borrowing comprised of Alternative Currency Term Rate Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.3 in which a Bank’s share is determined on the basis of its bid in accordance therewith).

Section 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Fronting Bank, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit and other Obligations denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Fronting Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Fronting Bank, as the case may be.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Chicago, Illinois Time. Unless otherwise indicated, (a) all references to time are references to Chicago, Illinois time and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

Section 1.7 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.8 Interest Rates; Licensing.

(a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its

affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b) By agreeing to make Loans under this Agreement that are denominated in Canadian dollars, each Lender is confirming it has all licenses, permits and approvals necessary for use of the Term CORRA Rate as a reference rate as provided for in this Agreement and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of the Term CORRA Rate under this Agreement.

Section 1.9 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II

THE CREDITS

Section 2.1 Commitments to Lend.

(a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make Committed Loans to the Borrower or to any Qualified Borrower and participate in Letters of Credit issued by any Fronting Bank on behalf of the Borrower or the Qualified Borrowers pursuant to this Article from time to time during the Term in amounts such that the aggregate principal amount of Committed Loans made by such Bank plus such Bank’s Pro Rata Share of the Letter of Credit Usage shall not exceed its Commitment, and (b) in furtherance and clarification of the foregoing, as to Banks with an Alternative Currency Commitment only, to participate in Alternative Currency Letters of Credit issued by any Fronting Bank on behalf of the Borrower or the Qualified Borrowers pursuant to this Article and to make Alternative Currency Loans to the Borrower or to any Qualified Borrower denominated in any Alternative Currency (provided such Alternative Currency is an Eligible Currency), in an aggregate principal amount not to exceed such Bank’s Alternative Currency Commitment. Each Borrowing outstanding under this Section 2.1 shall be in an aggregate principal amount the Dollar Equivalent of which is $3,000,000, or an integral multiple of $100,000 in excess thereof (except that any such Borrowing may be in the aggregate unused amount of the applicable Commitments, or in any amount required to reimburse the applicable Fronting Bank for any drawing under any Letter of Credit) and, other than with respect to Competitive Bid Loans, shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall (i) the Dollar Equivalent of the aggregate amount of Loans outstanding at any time, plus the Dollar Equivalent of the outstanding amount of the Letter of Credit Usage, exceed $2,500,000,000 (or, if the Borrower exercises its option to increase the aggregate amount of the Dollar Commitments pursuant to Section 2.1(b), the aggregate amount of the Commitments as so increased), or (ii) the Dollar Equivalent of the aggregate amount of Loans denominated in an Alternative Currency plus the Dollar Equivalent of the outstanding aggregate amount of the Letter of Credit Usage for Alternative Currency Letters of Credit exceed the Alternative Currency Sublimit. Notwithstanding any other provision of this Agreement to the contrary, each Borrowing and Letter of Credit denominated in Dollars shall be deemed to use the Dollar Commitments to the extent the Dollar Sublimit would not be exceeded thereby, and to use the Alternative Currency Commitments if such Alternative Currency Commitments are available in the event that the Dollar Commitments would be so exceeded. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

(b) Optional Increase in Commitments. At any time prior to the Maturity Date, provided no Event of Default shall have occurred and then be continuing, the Borrower may, if it so elects, increase the aggregate amount of the Dollar Commitments and/or Alternative Currency Commitments (subject to proviso (ii) in the next sentence), or request the making of one or more term loan tranches, either by designating an Approved Bank not theretofore a Bank to become a Bank (and the Administrative Agent and, if such Bank will have a Commitment, each Lead Fronting Bank, shall have consented to each such Bank, such consents not to be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment (or such Banks’ Commitments) shall be increased (and the Administrative Agent and each Lead Fronting Bank shall have consented to each such existing Bank’s Commitment increase, such consents not to be unreasonably withheld) or such Bank’s providing of a term loan commitment (and the Administrative Agent shall have consented to such Bank providing such term loan commitment, such consent not to be unreasonably withheld). Upon execution and delivery by the Borrower and any such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment or term loan commitment as therein set forth or such Approved Bank shall become a Bank with a Commitment or term loan commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment or term loan commitment hereunder; provided that:

(i) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and

(ii) the amount of such increase does not cause the aggregate Commitments (including any term loan commitments) to exceed the Dollar Equivalent of $3,000,000,000, nor the Alternative Currency Commitments to exceed the Dollar Equivalent of $500,000,000.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.1(b), within five (5) Business Days (in the case of any Base Rate Loans, Daily SOFR Loans and Alternative Currency Daily Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Term SOFR Loans and Alternative Currency Term Rate Loans then outstanding), as applicable, each Bank’s Pro Rata Share shall be recalculated to reflect such increase in the Commitments and the outstanding principal balance of the Committed Loans shall be reallocated among the Banks such that the outstanding principal amount of Committed Loans owed to each Bank shall be equal to such Bank’s Pro Rata Share (as recalculated). All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter, be made in accordance with each Bank’s recalculated Pro Rata Share.

Upon the reasonable request of any existing Bank or any Approved Bank participating in any increase made at least 10 Business Days prior to the effective date of such increase, (x) the Borrower shall have provided to such Bank or Approved Bank, and such Bank or Approved Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) Business Days prior to the effective date of such increase and (y) at least five (5) Business Days prior to the effective date of such increase, any of the Borrower, any Qualified Borrower or any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank and Approved Bank that so requests, a Beneficial Ownership Certification in relation to such Person.

Section 2.2 Notice of Borrowing; Request for Letter of Credit.

(a) The Borrower shall give the Administrative Agent notice, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each Notice of Borrowing must be received by the Administrative Agent not later than 12:00 Noon (Chicago, Illinois time) (x) on the requested date of any Base Rate Borrowing or any Daily SOFR Borrowing, (y) three (3) Business Days before each Term SOFR Borrowing, or (z) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before each Alternative Currency Daily Rate Borrowing and each Alternative Currency Term Rate Borrowing. Each Notice of Borrowing shall specify:

(i) the date of such Borrowing, which shall be a Business Day,

(ii) the currency and aggregate amount of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be Base Rate Loans, Daily SOFR Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans,

(iv) in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) if such Borrowing is to be made by a Qualified Borrower, the identity of such Qualified Borrower.

If the Borrower fails to specify a currency in a Notice of Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a type of Loan as required by clause (iii) above, then the applicable Loans shall be made as Base Rate Loans; provided that if such Notice of Borrowing requested a Borrowing denominated in an Alternative Currency, such Loans shall be made as Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans with an Interest Period of one month, as applicable, in their requested currency. If the Borrower requests a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans in any Notice of Borrowing but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. During the existence of a Default, Committed Loans may only be requested as Base Rate Loans or Daily SOFR Loans.

(b) The Borrower shall give the Administrative Agent, and the designated Fronting Bank, written notice, accompanied by a Letter of Credit Application appropriately completed and signed by a Responsible Officer of the Borrower, in the event that it desires to have standby letters of credit (together with the Existing Letters of Credit, each, a “Letter of Credit”) issued, amended or extended, or to have Letters of Credit issued, amended or extended on behalf of a Consolidated Subsidiary, Qualified Borrower or Investment Affiliate, hereunder no later than 12:00 Noon (Chicago, Illinois time), at least (x) three (3) Business Days in the case of a request is for a Letter of Credit in Dollars and (y) four (4) Business Days in the case of a request is for an Alternative Currency Letter of Credit (or five (5) Business Days in the case of a request is for a Letter of Credit in a Special Notice Currency) prior to the date of such issuance. Each such notice shall specify (i) if an Alternative Currency Letter of Credit is requested, the type of the Alternative Currency being requested, (ii) the designated Fronting Bank, (iii) the aggregate amount of the requested Letters of Credit, (iv) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (v) the date of such issuance (which shall be a Business Day), (vi) the name and address of the beneficiary, (vii) the expiration date of the Letter of Credit (which in no event shall be later than the earlier of (x) one year after the date of issuance thereof and (y) twelve (12) months after the Maturity Date), (viii) the purpose and circumstances for which such Letter of Credit is being issued and (ix) the terms upon which each such Letter of Credit may be drawn upon. If the Borrower shall desire to have any Letter of Credit issued on behalf of an Investment Affiliate, then, upon the reasonable request of any Bank or the Administrative Agent, the Borrower shall deliver to the Administrative Agent any information with respect to such Investment Affiliate reasonably required to comply with the provisions of Section 9.19. Each such notice may be revoked telephonically by the Borrower to the designated Fronting Bank and the Administrative Agent any time prior to the date of issuance of the Letter of Credit by the designated Fronting Bank, provided such revocation is confirmed in writing by the Borrower to the designated Fronting Bank and the Administrative Agent within one (1) Business Day. Notwithstanding anything contained herein to the contrary, the Borrower shall complete and deliver to the Fronting Bank any required documentation in connection with any requested Letter of Credit no later than two (2) Business Days prior to the issuance thereof. No later than 12:00 Noon (Chicago, Illinois time, or such shorter time as may be agreed by the applicable Fronting Bank), on the date that is three (3) Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary on or prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that the Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the third Business Day following the date that such draft is presented if such presentation is made later than 12:00 Noon (Chicago, Illinois time) (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw (under Letters of Credit issued by a Fronting Bank other than JPMorgan Chase Bank, N.A.), provided such draft is presented to the applicable Fronting Bank no later than 12:00 Noon (Chicago, Illinois time) and provided further the Borrower shall have requested to the applicable Fronting Bank (other than JPMorgan Chase Bank, N.A.) and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on any Letter of Credit, the applicable Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Each Fronting Bank (other than Bank of America) shall provide to the Administrative Agent, not later than five (5) Business Days after the end of each month, a written report or statement listing all Letters of Credit that were issued by such Fronting Bank and were outstanding as of the last day of such month. In addition, from time to time each Fronting Bank (other than Bank of America) shall provide the Administrative Agent with such updated reports or statements as the Administrative Agent may reasonably request. The Administrative Agent shall provide to each of the Banks, quarterly, a summary of all outstanding Letters of Credit.

Section 2.3 Competitive Bid Borrowings.

(a) The Competitive Bid Option. From time to time during the Term, and provided that at such time the Borrower maintains an Investment Grade Rating from either S&P or Moody’s, the Borrower may, as set forth in this Section 2.3, request the Banks during the Term to make offers to make Competitive Bid Loans in Dollars only to the Borrower, not to exceed, at such time, the lesser of (i) one-hundred percent (100%) of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans and Letter of Credit Usage then outstanding. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Competitive Bid Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.3 at the time of such Borrowing, until the Business Day next preceding the Maturity Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent a request substantially in the form of Exhibit B hereto or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a “Competitive Bid Quote Request”) so as to be received not later than 10:30 a.m. (Chicago, Illinois time) on (x) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of a Term SOFR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction or a Daily Simple SOFR Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first Term SOFR Auction, Daily Simple SOFR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

1. the proposed date of Borrowing, which shall be a Business Day,

2. the aggregate amount of such Borrowing, which shall be $3,000,000 or a larger multiple of $100,000,

3. the duration of the Interest Period applicable thereto (which shall be 1, 3 or 6 months in the case of a Term SOFR Auction and not be less than 7 days or more than 180 days in the case of an Absolute Rate Auction or a Daily Simple SOFR Auction), subject to the provisions of the definition of Interest Period, and

4. whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. Together with the delivery of each Competitive Bid Quote Request, the Borrower shall pay to the Administrative Agent, a fee equal to $1,500.

(c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks a copy thereof, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section (an “Invitation for Competitive Bid Quotes”).

(d) Submission and Contents of Competitive Bid Quotes.

1. Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent’s Office not later than (x) 2:00 p.m. (Chicago, Illinois time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a Term SOFR Auction or (y) 9:30 a.m. (Chicago, Illinois time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction or a Daily Simple SOFR Auction (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first Term SOFR Auction, Daily Simple SOFR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Bank serving as the Administrative Agent (or any affiliate of the Bank serving as the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Bank serving as the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a Term SOFR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction or Daily Simple SOFR Auction. Subject to Articles III and VI, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower. Such Competitive Bid Loans may be funded by such Bank’s Designated Lender (if any) as provided in Section 9.6(d), however, such Bank shall not be required to specify in its Competitive Bid Quote whether such Competitive Bid Loans will be funded by such Designated Lender.

2. Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(i) the proposed date of Borrowing,

(ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $3,000,000 or a larger multiple of $100,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

(iii) in the case of a Term SOFR Auction or a Daily Simple SOFR Auction, the margin above or below Term SOFR for the applicable Interest Period or Daily Simple SOFR, as applicable (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(iv) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(v) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

3. Any Competitive Bid Quote shall be disregarded if it:

(i) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(2) above;

(ii) contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subsection (d)(2)(ii) above);

(iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes (except for an aggregate limitation as provided in subsection (d)(2)(ii) above); or

(iv) arrives after the time set forth in subsection (d)(1).

(e) Notice to Borrower. The Administrative Agent shall promptly (and in any event within one (1) Business Day after receipt thereof except with respect to Competitive Bid Absolute Rate Borrowings which shall be on the same day as receipt thereof) notify the Borrower in writing of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote or modifies the terms of such previous Competitive Bid Quote to provide terms more favorable to the Borrower. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 a.m. (Chicago, Illinois time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a Term SOFR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction or a Daily Simple SOFR Auction (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first Term SOFR Auction, Daily Simple SOFR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

1. the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

2. the principal amount of each Competitive Bid Borrowing must be $3,000,000 or a larger multiple of $100,000;

3. acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

4. the Borrower may not accept any offer that is described in subsection (d)(3) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. The Administrative Agent shall promptly (and in any event within one (1) Business Day after such offers are accepted except with respect to Competitive Bid Absolute Rate Borrowings which shall be on the same day as such offers are accepted) notify the Borrower and each such Bank in writing of any such allocation of Competitive Bid Loans. Determinations by the Administrative Agent of the allocation of Competitive Bid Loans shall be conclusive in the absence of manifest error.

(h) Notification by Administrative Agent. Upon receipt of the Borrower’s Notice of Competitive Bid Borrowing in accordance with Section 2.3(f), the Administrative Agent shall, on the date such Notice of Competitive Bid Borrowing is received by the Administrative Agent, promptly notify each Bank (and such Notice of Competitive Bid Borrowing shall not thereafter be revocable by the Borrower) (i) of the principal amount of the Competitive Bid

Borrowing accepted by the Borrower, and (ii) of such Bank’s share (if any) of such Competitive Bid Borrowing. A Bank who is notified that it has been selected to make a Competitive Bid Loan may designate its Designated Lender (if any) to fund such Competitive Bid Loan on its behalf, as described in Section 9.6(d). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Competitive Bid Loan is funded.

(i) Funding of Committed Loans Not Affected. Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of Committed Loans in accordance with Section 2.1 despite the fact that any Bank’s Commitment may have been or may be exceeded as a result of such Bank’s making of Competitive Bid Loans.

Section 2.4 Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.2, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless the Borrower shall pay any applicable expenses pursuant to Section 2.13.

(b) Not later than 1:00 p.m. (Chicago, Illinois time or, in the case of any Borrowing denominated in an Alternative Currency, local time to the principal financial center of the Alternative Currency in question) on the date of each Borrowing as indicated in the Notice of Borrowing or Notice of Competitive Bid Borrowing, as applicable, each Bank (who has been notified of its selection to make a Competitive Bid Loan or its Designated Lender (if any) in the case of a Competitive Bid Borrowing) shall make available its share of such Borrowing to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency. If the Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (Chicago, Illinois time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the designated Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower or to the applicable Qualified Borrower or, at the instruction of the Borrower or the applicable Qualified Borrower, to the beneficiary thereof, at the Borrower’s aforesaid address or at such address in the United States as the Borrower or the applicable Qualified Borrower shall request on the date of the issuance thereof or, in the case of an Alternative Currency Letter of Credit, at such address as the Borrower or the applicable Qualified Borrower shall request on the date of the issuance thereof, with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the designated Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Bank with a Dollar Commitment or Alternative Currency Commitment, as applicable, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the applicable Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s Pro Rata Share thereof. Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The designated Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its Pro Rata Share of any such draw.

(c) [reserved].

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12 Noon (Chicago, Illinois time) on the date of such Borrowing), the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay (or to cause the applicable Qualified Borrower to repay) to the Administrative Agent forthwith on demand, and in the case of the Borrower one (1) Business Day after demand, such corresponding amount in Same Day Funds together with interest thereon, for each day from the date such amount is made available to the Borrower or such Qualified Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing as of the date of such Borrowing for purposes of this Agreement. Nothing contained in this Section 2.4(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Lender or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.4(b) shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(e) Subject to the provisions hereof, including satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial extension of credit hereunder, Section 3.1), the Administrative Agent shall make all funds received from the Banks available to the Borrower or the applicable Qualified Borrower in like funds in accordance with, and on the date set forth in, the applicable Notice of Borrowing; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing denominated in Dollars is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and, second, shall be made available to the Borrower.

(f) Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Bank.

(g) With respect to any of SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Banks reasonably promptly after such amendment becomes effective.

Section 2.5 Evidence of Debt.

(a) The Loans (including Competitive Bid Loans) made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 9.6(h). The accounts or records maintained by each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the Qualified Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the Register, the Register shall control in the absence of manifest error. Upon the request of any Bank to the Borrower made through the Administrative Agent, the Borrower and/or a Qualified Borrower, as applicable, shall execute and deliver to such Bank (through the Administrative Agent) one or more Notes, which shall evidence such Bank’s Loans to the Borrower or such Qualified Borrower, as the case may be, in addition to such accounts or records. Each Bank may attach schedules to its Note and endorse thereon the date, type (if applicable), currency, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Bank and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Bank of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Bank in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

(d) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier to occur of (i) the last day of the Interest Period applicable to such Borrowing or (ii) the Maturity Date.

Section 2.6 Method of Electing Interest Rates.

(a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower or the applicable Qualified Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Loans are Base Rate Loans, the Borrower or the applicable Qualified Borrower may elect to convert all or any portion of such Loans to Term SOFR Loans or Daily SOFR Loans as of any Business Day applicable to SOFR Loans; and if such Loans are Daily SOFR Loans, the Borrower or the applicable Qualified Borrower may elect to convert all or any portion of such Loans to Term SOFR Loans or Base Rate Loans as of any Business Day applicable to Term SOFR Loans or Base Rate Loans, as applicable;

(ii) if such Loans are Term SOFR Loans, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to convert all or any portion of such Loans to Base Rate Loans or Daily SOFR Loans and/or elect to continue all or any portion of such Loans as Term SOFR Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) in the Notice of Interest Rate Election, provided the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) shall pay any losses pursuant to Section 2.13, or

(iii) if such Loans are Alternative Currency Term Rate Loans, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to continue all or any portion of such Loans as Alternative Currency Term Rate Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) in the Notice of Interest Rate Election, provided the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) shall pay any losses pursuant to Section 2.13.

Each such election shall be made by delivering a Notice of Interest Rate Election to the Administrative Agent at least (i) in the case of any conversion of Daily SOFR Loans to Base Rate Loans or Base Rate Loans to Daily SOFR Loans, one (1) Business Day, (ii) in the case of any continuation of, or conversion to, Term SOFR Loans or any conversion of Term SOFR Loans to Daily SOFR Loans or Base Rate Loans, three (3) Business Days or (iii) in the case of any continuation of Alternative Currency Term Rate Loans, four (4) Business Days (or five (5) Business Days in the case of Loans denominated in a Special Notice Currency) before the conversion or continuation selected in such notice is to be effective, by 12:00 Noon (Chicago, Illinois time). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each the Dollar Equivalent of $500,000 or any larger multiple of $100,000, (iii) there shall be no more than fifteen (15) (or twenty (20) in the event the Borrower exercises its option to increase the Commitments under Section 2.1(b)) Groups of Loans that are Term SOFR Loans or Alternative Currency Term Rate Loans and Competitive Bid Loans outstanding at any one time, (iv) no Committed Loan may be continued as, or converted into, a Term SOFR Loan or an Alternative Currency Loan when any Event of Default has occurred and is continuing without the consent of the Required Banks, (v) except as provided pursuant to Section 2.20, no Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be repaid in the original currency of such Committed Loan and reborrowed in the other currency, and (vi) no Interest Period shall extend beyond the Maturity Date.

During the existence of a Default, Committed Loans may only be requested as Base Rate Loans or Daily SOFR Loans.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Term SOFR Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term SOFR Loans or Alternative Currency Rate Term Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower or the applicable Qualified Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower or the applicable Qualified Borrower) and such notice shall not thereafter be revocable by the Borrower or the applicable Qualified Borrower. If the Borrower or Qualified Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Loans which are (i) Term SOFR Loans, such Loans shall be converted into Daily SOFR Loans or (ii) Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans with an Interest Period of one (1) month, in each case, on the last day of the then current Interest Period applicable thereto.

Section 2.7 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Term SOFR Loan pursuant to Section 2.6 or at the Maturity Date, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable on the last Business Day of each March, June, September and December and on the Maturity Date.

(b) Subject to Section 8.1, each Term SOFR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for SOFR Loans for such day plus Term SOFR for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, as well as on the date of any prepayment of any such Term SOFR Loan.

(c) Subject to Section 8.1, each Competitive Bid Term SOFR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of Term SOFR for such Interest Period (determined in accordance with Section 2.7(b) as if the related Competitive Bid Term SOFR Borrowing were a Term SOFR Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.3. Subject to Section 8.1, each Competitive Bid Daily SOFR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of Daily Simple SOFR for such day during the Interest Period plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than one month, at intervals of one month after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the interest rate applicable to such Competitive Bid Loan.

(d) Subject to Section 8.1, each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Term SOFR Loan pursuant to Section 2.6 or at the Maturity Date, at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin for SOFR Loans for such day. Such interest shall be payable on the last Business Day of each month and on the Maturity Date.

(e) Subject to Section 8.1, each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Alternative Currency Loans for such day plus the relevant Alternative Currency Term Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, as well as on the date of any prepayment of any such Alternative Currency Term Rate Loan.

(f) Subject to Section 8.1, each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or at the Maturity Date, at a rate per annum equal to the relevant Alternative Currency Daily Rate plus the Applicable Margin for Alternative Currency Loans for such day. Such interest shall be payable on the last Business Day of each month and on the Maturity Date.

(g) If any amount hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(h) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.8 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee (the “Facility Fee”) on the aggregate Commitments (exclusive, however, of any portion of the Commitments that shall have been made as a result of the optional increase pursuant to Section 2.1(b) on a term (rather than revolving) basis) at the respective percentages per annum based upon the range into which the Credit Rating then falls, in accordance with the following table. The Facility Fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.

Range of Credit Rating	Facility Fee (per annum)
Non-Investment Grade	0.300%
BBB-/Baa3	0.250%
BBB/Baa2	0.200%
BBB+/Baa1	0.150%
A-/A3	0.125%
A/A2	0.100%
A+/A1 or better	0.100%

Any change in the Credit Rating causing it to move to a different range on the table shall effect an immediate change in the applicable Facility Fee. In the event that the Borrower receives Credit Ratings that are not equivalent, the Facility Fee shall be based upon the higher of the Credit Ratings from S&P or Moody’s. In the event that only one (1) Rating Agency has set the Credit Rating, then the Facility Fee shall be based on such single Credit Rating.

Should the Borrower lose its Investment Grade Rating from both Rating Agencies, the Facility Fee will revert to the Non-Investment Grade rate set forth in the table above. Upon the reinstatement of an Investment Grade Rating from either S&P or Moody’s, the Facility Fee will again be determined based on the applicable Credit Rating in the table set forth above.

(b) Letter of Credit Fee. The Borrower shall pay, or shall cause the applicable Qualified Borrower to pay, to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to SOFR Loans less 0.05%, on the Dollar Equivalent of the daily amount available to be drawn under such Letters of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the last sentence of Section 2.16(a). The Letter of Credit Fee shall be payable, in arrears, on the last Business Day of each March, June, September and December during the Term, and on the Maturity Date, and, if and to the extent that the term of any Letter of Credit shall extend beyond the Maturity Date, on the last Business Day of each March, June, September and December until all Letters of Credit shall have expired and/or been returned and on the date such final Letter of Credit expires or is returned. Notwithstanding anything to the contrary contained herein, upon the request of the Required Banks, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(c) Fronting Bank Fee. The Borrower or the applicable Qualified Borrower shall pay each Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (x) 0.125% of the Dollar Equivalent of the daily amount available to be drawn under each Letter of Credit issued by such Fronting Bank and (y) $500 per Letter of Credit, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee. The Fronting Bank Fee with respect to a Letter of Credit shall be payable quarterly in arrears commencing on the first day of the calendar quarter immediately succeeding the calendar quarter in which such

Letter of Credit is issued and, if such Letter of Credit is renewed, on the first day of the calendar quarter immediately succeeding the calendar quarter in which the date any such renewal occurs, on the Maturity Date and thereafter on demand. In addition, the Borrower shall pay directly to each Fronting Bank for its own account, the customary processing fees, charges and expenses of such Fronting Bank in connection with the issuance, administration or extension of letters of credit as from time to time in effect.

(d) Other Fees. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(e) Fees Non-Refundable. All fees set forth in this Section 2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.9 Maturity Date.

(a) Initial Maturity Date. The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations other than with respect to Letters of Credit) shall be due and payable on such date.

(b) Maturity Extension Request. The Borrower may extend the Maturity Date (as it may theretofore have been extended) for additional one (1) or two (2) year periods (a “Maturity Date Extension”) by providing written notice of such request (an “Extension Request”) to the Administrative Agent not more than 60 days and not less than 30 days prior to each anniversary of the Closing Date (any such applicable anniversary of the Closing Date, the “Extension Date”).

(c) Bank Response to Extension Request. The Administrative Agent shall promptly notify each Bank and Fronting Bank of such Extension Request and each Bank and Fronting Bank shall then, in its sole discretion, notify the Borrower and the Administrative Agent in writing within 15 days of such Extension Request whether such Bank or Fronting Bank will consent to the extension (each such Bank consenting to the extension, a “Consenting Bank”). The failure of any Bank or Fronting Bank to notify the Borrower and the Administrative Agent of its intent to consent to any extension shall be deemed a rejection by such Bank or Fronting Bank, as applicable. The election of any Bank or Fronting Bank to agree to such extension shall not obligate any other Bank or Fronting Bank to so agree.

(d) Approval of Extension Request. If (and only if) Consenting Banks constituting the Required Banks have approved such Maturity Date Extension, then effective on the existing Maturity Date such extension shall be effective as to each Consenting Bank and each Fronting Bank consenting to such extension; provided that (A) the Maturity Date following any such extension shall not be a date that is more than five years after the applicable Extension Date,

(B) the Borrower may not make more than one (1) Extension Request in any twelve month period and (C) at the existing Maturity Date in effect prior to each Maturity Date Extension, (1) the Commitment of each Bank and Fronting Bank that did not consent to such Maturity Date Extension (each such Bank not consenting to the extension, a “Declining Bank”) will be terminated and the Loans of such Banks and Fronting Banks will be repaid or Cash Collateralized, as applicable (it being understood that the Commitment of each Declining Bank and Fronting Bank not consenting to such extension will remain in effect until the Maturity Date originally applicable to such Bank or Fronting Bank, as applicable), (2) the Borrower shall make such additional prepayments as shall be necessary in order that the aggregate Dollar Equivalent of the Loans outstanding and the outstanding Dollar Equivalent of the Letter of Credit Usage immediately after such existing Maturity Date will not exceed, respectively, the Dollar Commitment and Letter of Credit Sublimit and (3) solely to the extent necessary to ensure that the Dollar Equivalent of Letter of Credit Usage is allocated ratably among the Consenting Banks, Extending Banks (if any) and New Banks (if any) in accordance with their updated Pro Rata Share, the Administrative Agent shall, to the extent it deems appropriate, reallocate each Consenting Bank’s Commitment with respect to Letters of Credit. The consent of Declining Banks will not be required.

(e) Conditions to Extension Effectiveness. As a condition precedent to any such Maturity Date Extension, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Extension Date signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on such applicable Extension Date (other than (A) representations and warranties which expressly speak as of a different date, in which case they are true and correct in all material respects as of such different date, and (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification (or if such representation and warranty expressly speaks as to a different date, true and correct in all respects as of such different date after giving effect to such qualification)) and (2) as of such applicable Extension Date and immediately after giving effect to such Maturity Date Extension, no Default or Event of Default exists and (ii) the Borrower shall have paid to the Joint Lead Arrangers, for their own accounts, and to the Administrative Agent for the account of the Consenting Banks and New Banks such fees as have been agreed at such time.

(f) Bank Replacement. The Borrower shall have the right, at any time prior to the existing Maturity Date applicable to any Declining Banks, to replace Declining Banks with Consenting Banks willing (in their sole discretion) to increase their existing commitments (each such Bank, an “Extending Bank”), or other financial institutions willing (in their sole discretion) to become Banks and extend new commitments, on terms consistent with the provisions of Section 9.5 applicable to a Non-Consenting Bank, including any consents required thereunder (each such Bank, a “New Bank”); provided that each of such Extending Banks and New Banks shall enter into a Transfer Supplement pursuant to which such Extending Bank or New Bank shall, effective as of the Maturity Date then applicable to such Declining Banks, undertake a Commitment (and, in the case of an Extending Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date). In connection therewith, the Administrative Agent shall enter in the Register (A) the names of any New Banks, (B) the Maturity Date applicable to each Bank and Fronting Bank and (C) the respective allocations of any Declining Banks, Consenting Banks, Extending Banks and New Banks effective as of the Maturity Date applicable thereto. If any financial institution or other entity becomes a New Bank or any Extending Bank’s Commitment is increased pursuant to this Section 2.9, (x) Committed Loans made and Letters of Credit issued on or after the date such increase becomes effective as to such New Banks and Extending Banks shall be made in accordance with Section 2.1 based on the respective Commitments in effect on and after such date, (y) if, on the date of such joinder or increase, there are any Committed Loans outstanding, such Committed Loans shall on or prior to such date be prepaid from the proceeds of new Committed Loans made hereunder (reflecting such additional Bank or increase), which prepayment shall be accompanied by accrued interest on the Committed Loan being prepaid and any costs incurred by any Bank in accordance with Section 2.13 and (z) if, on the date of such joinder or increase, there is any Letter of Credit Usage, each Bank’s participation in any such Letter of Credit Usage shall be reallocated according to each Bank’s Pro Rata Share (giving effect to such additional Bank or increase).

Section 2.10 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency” or previously approved in accordance with this Section 2.10; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and all of the Banks that hold an Alternative Currency Commitment; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Fronting Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (Chicago, Illinois time), twenty (20) Business Days prior to the date of the desired Borrowing or issuance (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Fronting Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Bank that holds an Alternative Currency Commitment thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Fronting Bank thereof. Each Bank that holds an Alternative Currency Commitment (in the case of any such request pertaining to Alternative Currency Loans) or the applicable Fronting Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (Chicago, Illinois time), ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Bank or the applicable Fronting Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank or such Fronting Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Banks that hold an Alternative Currency Commitment consent to making Alternative Currency Loans in such requested currency, and the Administrative Agent and such Banks reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Banks may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate and the definition of Relevant Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Alternative Currency Loans; and if the Administrative Agent and the applicable Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and the applicable Fronting Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Fronting Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 2.10, the Administrative Agent shall promptly so notify the Borrower.

Section 2.11 Optional Prepayments and Optional Decreases and Termination.

(a) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, which notice shall specify, among other things, if the Commitments shall have been increased pursuant to Section 2.1(b) and some Loans shall be on a term basis, how much of such prepayment shall be applied to the applicable term Loans and how much to revolving Loans, prepay any Group of Loans which are Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.1), Daily SOFR Loans (or any Competitive Bid Borrowing bearing interest at Daily Simple SOFR pursuant to Section 8.1) or Alternative Currency Daily Rate Loans, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of One Hundred Thousand Dollars ($100,000), by paying the principal amount to be prepaid. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing included in such Group of Loans or Borrowing.

(b) The Borrower may, upon at least one (1) Business Day’s (or five (5) Business Days’, in the case of prepayment of Loans denominated in Special Notice Currencies) notice to the Administrative Agent (which shall promptly notify each of the Banks), pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, which notice shall specify, among other things, if the Commitments shall have been increased pursuant to Section 2.1(b) and some Loans shall be on a term basis, how much of such prepayment shall be applied to the applicable term Loans and how much to revolving Loans, prepay any Term SOFR Loan or

Alternative Currency Term Rate Loan, in whole at any time, or from time to time in part in amounts aggregating Five Million Dollars ($5,000,000) or any larger multiple of One Million Dollars ($1,000,000), as of the last day of the Interest Period applicable thereto. Except as provided in Article VIII and except with respect to any Term SOFR Loan or Alternative Currency Term Rate Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4, the Borrower may not prepay all or any portion of the principal amount of any Term SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least three (3) Business Days’ notice to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Group of Loans which are Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, (which Group of Loans shall be specified in the notice referred to above), except that any Term SOFR Loan or Alternative Currency Term Rate Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (by 11:00 a.m. Chicago, Illinois time or local time to the principal financial center of the Alternative Currency in question, as applicable, on such Business Day), reimburse the Administrative Agent for the benefit of the applicable Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

(d) The Borrower may at any time return, or cause to be returned, any undrawn Letter of Credit to the applicable Fronting Bank in whole, but not in part, and such Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.

(e) The Borrower may at any time and from time to time cancel all or any part of the Dollar Commitments or the Alternative Currency Commitments. If there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being cancelled, upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, the Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b). In no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the applicable Fronting Bank or Cash Collateralizes such Letter of Credit in a manner satisfactory to the applicable Fronting Bank. The Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(f) Any amounts so prepaid pursuant to Section 2.11(a), (b), (c) or (d) may be reborrowed except to the extent applied to repay any term Loans made in accordance with Section 2.1(b). In the event the Borrower elects to cancel all or any portion of the Commitments pursuant to Section 2.11(e), such amounts may not be reinstated.

(g) The Borrower may not prepay any portion of a Competitive Bid Loan except with the prior consent of the Bank or Designated Lender holding such Competitive Bid Loan.

Section 2.12 General Provisions as to Payments.

(a) All payments to be made by the Borrower or any Qualified Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower or the applicable Qualified Borrower, as the case may be, shall make each payment of principal and interest on the Loans and of fees hereunder, not later than 1:00 p.m. (Chicago, Illinois time or local time to the principal financial center of the Alternative Currency in question, as applicable) on the date when due, in Dollars, or, in the case of any Alternative Currency Loans, in the applicable Alternative Currency, to the Administrative Agent, for the account of the respective Banks to which such payment is owed, at the Administrative Agent’s Office in Same Day Funds. If, for any reason, the Borrower or any Qualified Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower or such Qualified Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Bank its ratable share (or applicable share with respect to Competitive Bid Loans) of each such payment received by the Administrative Agent for the account of the Banks in like funds as received by wire transfer to such Bank’s Applicable Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (Chicago, Illinois time or local time to the principal financial center of the Alternative Currency in question, as applicable) shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment of principal of, or interest on the Base Rate Loans, the Daily SOFR Rate Loans or the Alternative Currency Daily Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term SOFR Loans or the Alternative Currency Term Rate Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal or any other Obligations is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or any Fronting Bank that the Borrower or the applicable Qualified Borrower, as the case may be, will not make such payment in full, the Administrative Agent may assume that the Borrower or such Qualified Borrower, as the case may be, has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank or applicable Fronting Bank, as the case may be, on such due date an amount equal to the amount then due such Bank or Fronting Bank. With respect to any payment that the Administrative Agent makes for the account of the Banks or any Fronting Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower or the applicable Qualified Borrower, as the case may be, has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower or the applicable Qualified Borrower, as the case may be (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Banks or the applicable Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Bank or such Fronting Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Bank, Fronting Bank, the Borrower or any Qualified Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.4, 2.12, 2.16 or 9.3, then the Administrative Agent, notwithstanding any contrary provision hereof, but subject to Section 9.16(a)(ii) shall (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the applicable Fronting Bank to satisfy such Bank’s obligations to it under any such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

Section 2.13 Funding Losses. If the Borrower or a Qualified Borrower, as the case may be, (i) makes any payment of principal with respect to any Loan other than a Base Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period, relevant interest payment date or payment period, applicable to such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) fails to borrow, prepay, continue or convert any Loan other than a Base Rate Loan after notice has been given to any Bank in accordance with Section 2.2(a), 2.6 or 2.11, as applicable, on the date or in the amount notified by the Borrower or such Qualified Borrower, (iii) delivers a Notice of Interest Rate Election specifying that a Term SOFR Loan, Alternative Currency Term Rate Loan, Competitive Bid Daily SOFR Loan, Competitive Bid Term SOFR Loan or Competitive Bid Absolute Rate Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, (iv) fails to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on the Maturity Date (or any other scheduled date for payment thereof, if any) or any payment thereof in a different currency (unless another currency is required pursuant to the terms of this Agreement) or (v) requests any assignment of an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor pursuant to Section 8.2, 8.3, 8.4(i) or 9.5, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to the Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, continue or convert, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 2.13, each Bank shall be deemed to have funded each Term SOFR Loan and Alternative Currency Term Rate Loan made by it at Term SOFR or the Alternative Currency Term Rate, as applicable, for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan or Alternative Currency Term Loan was in fact so funded.

Section 2.14 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.14 for such Alternative Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Daily SOFR Loans and Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15 Use of Proceeds. The Borrower shall use, or shall cause any Qualified Borrower to use, the proceeds of the Loans and Letters of Credit for general corporate purposes, including, without limitation, the acquisition of real property to be used in the Borrower’s existing business and for general corporate capital needs of the Borrower, not in contravention of any Law or of any Loan Document.

Section 2.16 Letters of Credit.

(a) Subject to the terms contained in this Agreement and the other Loan Documents, each Fronting Bank agrees, in reliance upon the agreements of the Banks set forth in this Section 2.16, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit denominated in Dollars and, solely in the case of Bank of America denominated in one or more Alternative Currencies, in each case, for the account of the Borrower, a Qualified Borrower, any Subsidiary or an Investment Affiliate in such form as is reasonably acceptable to the Borrower or the Qualified Borrower and such Fronting Bank (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with this Section 2.16, upon the receipt of a notice in accordance with Section

2.2(b) requesting the issuance, amendment or extension of a Letter of Credit; provided that, in the case of (i) Alternative Currency Letter(s) of Credit, Bank of America, as Fronting Bank, shall issue the same in the Alternative Currency requested and (ii) Dollar Letter(s) of Credit, such Fronting Bank shall issue the same in Dollars. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b) It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Banks party hereto that on the Closing Date, the letters of credit previously issued by Bank of America as “Fronting Bank” and more particularly set forth in Schedule 2.16 hereto, shall be deemed to be Letters of Credit hereunder (the “Existing Letters of Credit”).

(c) After giving effect to any LC Credit Extension with respect to any Letter of Credit, (i) the Letter of Credit Usage shall not exceed the lesser of (x) $125,000,000, and (y) the aggregate Commitments less the Dollar Equivalent of all Loans then outstanding (the “Letter of Credit Sublimit”) and (ii) the Letter of Credit Usage with respect to Alternative Currency Letters of Credit, shall not exceed the lesser of (x) the Alternative Currency Sublimit and (y) the aggregate Alternative Currency Commitments less the Dollar Equivalent of all Loans denominated in Alternative Currencies then outstanding.

(d) No Fronting Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing the Letter of Credit, or any Law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit or request that such Fronting Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Fronting Bank applicable to letters of credit generally;

(iii) any Bank is at that time a Defaulting Lender and such Fronting Bank’s potential Fronting Exposure arising from the Letter of Credit proposed to be issued will not be reallocated to other Banks pursuant to Section 9.16(a)(iv) and/or Cash Collateralized in accordance with the terms hereof, unless such Fronting Bank has entered into other arrangements, satisfactory to such Fronting Bank (in its sole discretion) with the Borrower or such Bank to eliminate such potential Fronting Exposure that will not be reallocated to other Banks and/or Cash Collateralized in accordance with the terms hereof; or

(iv) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Usage with respect to all Letters of Credit issued by such Fronting Bank would exceed such Fronting Bank’s Fronting Bank Commitment Amount; provided that, subject to the limitations set forth in Section 2.16(c), any Fronting Bank may issue Letters of Credit in excess of such Fronting Bank’s Fronting Bank Commitment Amount.

(e) No Fronting Bank shall amend any Letter of Credit if such Fronting Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof, and no Fronting Bank shall be under any obligation to amend any Letter of Credit if (i) such Fronting Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f) If the Borrower or a Qualified Borrower so requests in any applicable Letter of Credit Application, the designated Fronting Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Fronting Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise agreed upon by the Borrower and the Fronting Bank at the time such Letter of Credit is issued, the Borrower shall not be required to make a specific request to the Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than 12 months after the Maturity Date and the Fronting Bank shall permit any such extension unless (A) the Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.16(d) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Borrower has elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing the Fronting Bank not to permit such extension.

(g) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the applicable Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which such Fronting Bank intends to honor such drawing, and, except as provided in this subsection (g), the Borrower shall reimburse such Fronting Bank, in the currency in which such drawing was honored (or, if requested by such Fronting Bank, in the Dollar Equivalent of the amount of such drawing) in Same Day Funds, on the same day on which such drawing is honored. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent, and the applicable Fronting Bank prior to 12:00 Noon (Chicago, Illinois time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse such Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the Dollar Equivalent of the amount of such drawing (the “Unreimbursed Amount”). Each Bank (other than the applicable Fronting Bank) shall, in accordance with Section 2.4(b), make available its Pro Rata Share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse such Fronting Bank for the amount of such draw. With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 (other than delivery of a Notice of Borrowing) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Fronting Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of such Fronting Bank pursuant to this subsection (g) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Bank in satisfaction of its participation obligation under this subsection (g). Until each Bank funds its Loan or LC Advance pursuant to this subsection (g) to reimburse the applicable Fronting Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of such Fronting Bank. In the event that any such Bank fails to make available to the applicable Fronting Bank any amount required to be paid by such Bank pursuant to this subsection (g) on the date of a drawing, such Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored, and the provisions of Section 9.16 shall otherwise apply to such failure.

(h) The Borrower hereby agrees to protect, indemnify, pay and save harmless the Fronting Banks and the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which any Fronting Bank or any Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, including by reason of court order (collectively, “Governmental Acts”), in each case, other than to the extent claims, demands, liabilities, damages, losses, costs, charges and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower and each Fronting Bank and each Bank, the Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by any Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Banks and the Banks shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of such Letter of Credit; or (viii) for any consequence arising from causes beyond the control of any Fronting Bank or any Bank, including any Governmental Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of any Fronting Bank’s or any Bank’s rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by a Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put any Fronting Bank or any Bank under any resulting liability to the Borrower; provided that, notwithstanding anything in the foregoing to the contrary, each Fronting Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of such Fronting Bank’s gross negligence. Any Fronting Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(i) If any Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the applicable Fronting Bank or the Administrative Agent, as the case may be, its Pro Rata Share of such payment, but without interest thereon unless such Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that such Fronting Bank or the Administrative Agent is required to pay.

(j) Each Fronting Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each Fronting Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Fronting Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Fronting Banks with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Fronting Bank.

(k) In the event of any conflict between the terms hereof and the terms of any Letter of Credit Documents, the terms hereof shall control.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower or an Investment Affiliate, the Borrower shall be obligated to reimburse the applicable Fronting Bank hereunder for any and all drawings under such Letter of Credit as provided in this Agreement. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries and Investment Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Subsidiaries and Investment Affiliates.

(m) Unless otherwise expressly agreed by the designated Fronting Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP or the UCP, as applicable, shall apply to each Letter of Credit.

(n) Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the then existing Maturity Date that is applicable to the Commitment of the Bank that serves as the Fronting Bank for such Letter of Credit; provided, however, any Letter of Credit may have a stated expiration date after such Maturity Date subject to the requirements of Section 2.19.

Section 2.17 Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit and to repay each LC Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) under all circumstances, including, without limitation, to the extent permitted by Law, the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document or any term or provision herein or therein;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

(d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, any Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, such Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letter of Credit Documents or any unrelated transaction;

(e) any draft or any other document presented under or in connection with any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of such Fronting Bank;

(f) payment by any Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of such Fronting Bank;

(g) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or

(h) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.

Section 2.18 [Reserved].

Section 2.19 Letters of Credit Maturing after the Maturity Date.

(a) Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date, then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.19(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date.

(b) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the date that is five (5) Business Days prior to the Maturity Date, the Borrower shall pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in an amount equal to the amount of the Letter of Credit Usage, in Dollars, under the Letters of Credit. The Administrative Agent shall recalculate the Dollar Equivalent with respect to all Alternative Currency Letters of Credit monthly, as of the first Business Day of each month.

Section 2.20 Special Provisions Regarding Alternative Currency Loans.

(a) During the existence of a Default or Event of Default (including a Sharing Event), the Required Banks may demand that any or all then outstanding Alternative Currency Loans be prepaid, or redenominated in Dollars in the Dollar Equivalent thereof, which Loans denominated in Dollars shall thereafter continue to be deemed to be Base Rate Loans. In the case of a Sharing Event, unless such Sharing Event resulted solely from a termination of the Commitments, any or all then outstanding Alternative Currency Loans shall be immediately due and payable on the date such Sharing Event has occurred and, unless such Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in either the applicable Alternative Currency or in Dollars, using the Dollar Equivalent of such accrued and unpaid interest and other amounts, as the case may be.

(b) Upon the occurrence of a Sharing Event, and after giving effect to any conversion pursuant to Section 2.20(a), each Bank shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all Committed Loans outstanding to, and any unpaid Letter of Credit Usage owing by, the Borrower and the Qualified Borrowers in such amounts so that each Bank (to the extent it is not an Affected Bank with respect to such Committed Loans and Letters of Credit) shall have a share of such outstanding Loans and unpaid Letter of Credit Usage then owing by the Borrower and the Qualified Borrowers equal to its Pro Rata Share of the Commitments (although if because of fluctuations in currency exchange rates any Bank would be required to purchase such participations after giving effect to which such Bank’s allocated share of all Committed Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would exceed the Dollar Equivalent of such Bank’s Dollar Commitment and Alternative Currency Commitment, then such participations shall be in an amount after giving effect to which such Bank’s allocated share of all Committed Loans and Letter of Credit Usage (including participations therein purchased pursuant to this Section 2.20) would equal the Dollar Equivalent of such Bank’s Dollar Commitment and Alternative Currency Commitment). Upon any such occurrence, the Administrative Agent shall notify each Bank and shall specify the amount of Dollars required from such Bank in order to effect the purchases and sales by the various Banks of participating interests in the amounts required above (together with accrued interest with respect to the period from the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 2.20 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Bank shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Bank shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Banks in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Bank which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Bank (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Bank shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Banks as required above.

(c) Upon the occurrence of a Sharing Event (i) no further Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Alternative Currency Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Alternative Currency Loans had originally been made in Dollars and shall be distributed by the relevant Banks (or their Affiliates) to the Administrative Agent for the account of the Banks which made such Loans or are participating therein and (iii) the Commitments of the Banks shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Bank to purchase its participating interest in any Committed Loans upon the occurrence of a Sharing Event shall not relieve any other Bank of its obligation hereunder to purchase its participating interests in a timely manner, but no Bank shall be responsible for the failure of any other Bank to purchase the participating interest to be purchased by such other Bank on any date.

(d) If any amount required to be paid by any Bank pursuant to Section 2.20(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Bank receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.20(b), such Bank shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Bank for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Bank pursuant to Section 2.20(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Bank receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Bank on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts payable by any Bank pursuant to this Section 2.20 shall be conclusive in the absence of manifest error and the amount reflected therein shall be paid to the Administrative Agent for the account of the relevant Banks; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Bank the amounts owing to such Banks, then the amounts shall be paid to the Administrative Agent for its own account.

(e) Whenever, at any time after the relevant Banks have received from any Banks purchases of participations in any Committed Loans pursuant to this Section 2.20, the Banks receive any payment on account thereof, such Banks will distribute to the Administrative Agent, for the account of the various Banks participating therein, such Banks’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Banks are required to be returned, the Banks who received previous distributions in respect of their participating interests therein will return to the respective Banks any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Banks.

(f) Each Bank’s obligation to purchase participating interests pursuant to this Section 2.20 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank, the Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Bank or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Bank which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Bank as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.20, increased Taxes may be owing by the Borrower pursuant to Section 8.4, which Taxes shall be paid (to the extent provided in Section 8.4) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.20.

Section 2.21 Qualified Borrowers.

(a) The Borrower may, at any time or from time to time so long as no Event of Default has then occurred and is continuing and subject to the terms hereof, upon not less than ten (10) Business Days’ notice in the case of a domestic Qualified Borrower or fifteen (15) Business Days’ notice in the case of a foreign Qualified Borrower (each a “Qualified Borrower Notice”), designate one or more Qualified Borrowers to be added to this Agreement by notifying the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Bank. The Borrower shall, or shall cause such Qualified Borrower to, deliver all documents required to be delivered pursuant to Section 3.1 with respect to a Qualified Borrower, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent. In addition, concurrently with the delivery of the initial Qualified Borrower Notice (if any), the Borrower shall execute and deliver the Qualified Borrower Guaranty. Following the giving of any Qualified Borrower Notice pursuant to this Section 2.21, if the designation of such Qualified Borrower obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, the Borrower shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

(b) If the Borrower shall designate as a Qualified Borrower hereunder any entity not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an affiliate of such Bank to act as the Bank in respect of such Qualified Borrower (and such Bank shall, to the extent of Loans made to, and participations in Letters of Credit issued for the account of, such Qualified Borrower be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such affiliate in compliance with the provisions of Section 9.6 (but only for so long as such Loans or Letters of Credit shall be outstanding) except that unless such an affiliate is a Qualified Institution, nothing herein shall be deemed to have relieved such Bank from its obligations under its Commitments).

(c) As soon as practicable, and in any event not later than ten (10) Business Days after the Borrower’s delivery of a Qualified Borrower Notice designating as a Qualified Borrower any Person not organized under the laws of the United States or any State thereof, or under the laws of the United Kingdom, Germany, Luxembourg, Switzerland or the Netherlands or any political sub-division of any thereof, each Bank that has determined that it is not willing or legally permitted to lend to, establish credit for the account of and/or do business with such

Qualified Borrower directly or through an assignment to an Affiliate of such Bank pursuant to Section 2.21(b) (an “Affected Bank”) shall so notify the Borrower and the Administrative Agent in writing. Notwithstanding anything to the contrary contained herein, no Affected Bank that has so notified the Borrower and the Administrative Agent shall be obligated to make a Loan to, or participate in Letters of Credit issued for the account of, such Qualified Borrower. The obligations of each Affected Bank in respect of any Loan to be made to, or participation in any Letter of Credit to be issued for the account of, such Qualified Borrower utilizing Dollar Commitments, shall be reallocated among the Banks with Dollar Commitments that are not Affected Banks with respect to such Qualified Borrower in accordance with their respective Pro Rata Shares, but only to the extent the sum of the aggregate principal amount of Committed Loans made by all Banks that are not Affected Banks with respect to such Qualified Borrower plus the obligations of all Banks with Dollar Commitments that are Affected Banks to make Loans to, and participate in Letters of Credit issued for the account of, such Qualified Borrower that would exist but for the second sentence of this Section 2.21(c), does not exceed the outstanding Dollar Commitments of all Banks that are not Affected Banks with respect to such Qualified Borrower (it being understood that under no circumstance shall any Bank at any time be liable by virtue of such reallocation for any amounts in excess of its Commitment). The obligations of each Affected Bank in respect of any Loan to be made to, or participation in any Letter of Credit to be issued for the account of, such Qualified Borrower utilizing Alternative Currency Commitments, shall be reallocated among the Banks with Alternative Currency Commitments that are not Affected Banks with respect to such Qualified Borrower in accordance with their respective Pro Rata Shares, but only to the extent the sum of the aggregate principal amount of Committed Loans denominated in Alternative Currencies of all Banks that are not Affected Banks with respect to such Qualified Borrower plus the obligations of all Banks with Alternative Currency Commitments that are Affected Banks to make Loans to, and participate in Letters of Credit issued for the account of, such Qualified Borrower that would exist but for the second sentence of this Section 2.21(c), does not exceed the outstanding Alternative Currency Commitments of all Banks that are not Affected Banks with respect to such Qualified Borrower (it being understood that under no circumstance shall any Bank at any time be liable by virtue of such reallocation for any amounts in excess of its Alternative Currency Commitment).

Section 2.22 Mandatory Prepayments. If at any time:

(a) the Dollar Equivalent of the sum of (i) all outstanding Loans denominated in an Alternative Currency, (ii) all outstanding Loans denominated in Dollars made against the Alternative Currency Commitments, (iii) the outstanding Letter of Credit Usage for Alternative Currency Letters of Credit, and (iv) the Letter of Credit Usage for Letters of Credit denominated in Dollars issued against the Alternative Currency Commitments, so determined by the Administrative Agent, in the aggregate, exceeds 105% of the Alternative Currency Commitment, the Borrower shall repay (and cause the applicable Qualified Borrowers to repay) such Loans in an amount (such amount, the “Alternative Currency Excess”) equal to the lesser of (x) the amount necessary to eliminate such excess and (y) the aggregate amount of such Loans, and if such excess is not eliminated by reason of such prepayment the Borrower will pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral with respect to the Letters of Credit issued against the Alternative Currency Commitments in the amount necessary to eliminate such excess; or

(b) the Dollar Equivalent of the sum of (i) all outstanding Loans and (ii) the Letter of Credit Usage so determined by the Administrative Agent, in the aggregate, exceeds 105% of the Commitments, the Borrower shall repay (and cause the applicable Qualified Borrowers to repay) such Loans in an amount (such amount, the “Commitment Excess”) equal to the lesser of (x) the amount necessary to eliminate such excess and (y) the aggregate amount of such Loans, and if such excess is not eliminated by reason of such prepayment Borrower will pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral with respect to the Letters of Credit in the amount necessary to eliminate such excess.

Section 2.23 Change of Currency.

(a) Each obligation of the Borrower (or the applicable Qualified Borrower) to make a payment denominated in the national currency unit of any member state of the European Economic Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and Borrower may from time to time, in the exercise of their reasonable judgment, mutually agree to be appropriate to reflect the adoption of the Euro by any member state of the European Economic Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and Borrower may from time to time, in the exercise of their reasonable judgment, mutually agree to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 2.24 Cash Collateral.

(a) Certain Credit Support Events.

(i) The Borrower shall pay to the Administrative Agent any Cash Collateral required pursuant to (i) Section 2.19(b), (ii) Section 2.22, (iii) Section 6.4 or (iv) Section 9.16(a)(v) in accordance with the requirements of such section.

(ii) If the Administrative Agent notifies the Borrower at any time that the Letter of Credit Usage at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral for the Letter of Credit Usage in an amount not less than the amount by which the Letter of Credit Usage exceeds the Letter of Credit Sublimit (the “LC Excess”).

(iii) The provisions of this Section 2.24 shall also apply to all Cash Collateral provided to the Administrative Agent by a Defaulting Lender to Cash Collateralize the Fronting Exposure of any Fronting Bank with respect to such Defaulting Lender and all funds applied, in accordance with Section 2.12(c) or Section 9.16(a)(ii), to Cash Collateralize any Fronting Exposure with respect to a Defaulting Lender.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each Fronting Bank and the Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other Property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.24(c). If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the amount of Cash Collateral provided by the Borrower is less than the amount required to be provided under Section 2.19(b), 2.22, 2.24(a)(ii), 6.4 or 9.16(a)(v), as applicable, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) provided by the Borrower shall be maintained in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent may, at any time and from time to time, without notice to the Borrower except as required by applicable Law:

(i) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 9.16 or otherwise provided or applied hereunder to Cash Collateralize the Fronting Exposure of any of the Fronting Banks (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), to reimburse the applicable Fronting Banks in satisfaction of the applicable Defaulting Lender’s obligation to fund its participation in respect of Letter of Credit Obligations, including its obligation to fund its Pro Rata Share of any Unreimbursed Amounts with respect to any Letter of Credit;

(ii) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.19(b) to reimburse the applicable Fronting Banks for any drawing on any Letter of Credit by the beneficiary thereunder;

(iii) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.22(a) to reimburse the Fronting Banks for the Dollar Equivalent of any drawing on (x) any Alternative Currency Letter of Credit by the beneficiary thereunder and (y) any Letter of Credit denominated in Dollars issued against the Alternative Currency Commitments by the beneficiary thereunder;

(iv) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 2.22(b) or Section 2.24(a)(ii) to reimburse the Fronting Banks for the Dollar Equivalent of any drawing on any Letter of Credit by the beneficiary thereunder; and

(v) apply funds deposited in the Letter of Credit Collateral Account pursuant to Section 6.4, first, to (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable, second, to reimburse the applicable Fronting Banks for any drawing on any Letter of Credit by the beneficiary thereunder and, third, in accordance with Section 6.5.

(d) Release.

(i) So long as no Default or Event of Default exists at such time, Cash Collateral (or the appropriate portion thereof) shall be promptly released as follows:

(A) in the case of Cash Collateral provided pursuant to Section 9.16 or otherwise provided or applied hereunder to reduce Fronting Exposure with respect to any Defaulting Lender, to the Person providing such Cash Collateral, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 9.6(c))) or (ii) the determination by the Administrative Agent and the Fronting Banks that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the Fronting Banks may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations;

(B) in the case of Cash Collateral provided pursuant to Section 2.19(b), to the Borrower to the extent that the amount of such Cash Collateral exceeds the then outstanding Letter of Credit Usage (including as the result of the expiration, termination and/or return of any Letter of Credit);

(C) in the case of Cash Collateral provided pursuant to Section 2.22, to the Borrower to the extent that the amount of such Cash Collateral exceeds the greater of the Alternative Currency Excess and the Commitment Excess required to be Cash Collateralized pursuant to Section 2.22(a) or (b) at such time;

(D) in the case of Cash Collateral provided pursuant to Section 2.24(a)(ii), to the Borrower to the extent that the amount of such Cash Collateral exceeds the LC Excess required to be Cash Collateralized pursuant to Section 2.24(a)(ii) at such time; and

(E) in the case of Cash Collateral provided pursuant to Section 6.4, to the Borrower.

(ii) Any funds remaining in the Letter of Credit Collateral Account after payment in full of all of the Obligations of the Borrower and the Qualified Borrowers hereunder and under any other Loan Document after the Maturity Date and the expiration or return of all Letters of Credit (so long as no outstanding Letter of Credit Usage exists with respect to any such Letters of Credit) shall be promptly returned to the Person providing such Cash Collateral or to whomsoever may be lawfully entitled to receive such funds.

(e) Care and Custody. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Cash Collateral if the Cash Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent and the Banks shall not have any responsibility or liability with respect thereto.

ARTICLE III

CONDITIONS

Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived by the Administrative Agent and the Banks in accordance with Section 9.5), each document to be dated the Closing Date unless otherwise indicated:

(a) the Borrower and any Qualified Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank requesting a Note dated on or before the Closing Date;

(b) the Borrower, the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement and the Qualified Borrower Guaranty, if applicable;

(c) if applicable, each Down REIT shall have executed and delivered to the Administrative Agent a duly executed original of a Down REIT Guaranty;

(d) the Administrative Agent shall have received an opinion of counsel for the Borrower, any Qualified Borrower and any Down REIT, acceptable to the Administrative Agent and its counsel;

(e) [reserved];

(f) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower and each Qualified Borrower and Down REIT as of the Closing Date, if any, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the Borrower, as well as the certificate of limited partnership of the Borrower, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a Responsible Officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State (or the equivalent thereof) of Illinois, to be dated not more than thirty (30) days prior to the Closing Date, and correlative documentation for each Qualified Borrower and Down REIT as of the Closing Date;

(g) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

(h) the Borrower, each Down REIT, if applicable, and each Qualified Borrower, if applicable, shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents to be executed by the Borrower, each Down REIT and each Qualified Borrower as of the Closing Date, as the case may be, and the performance thereof by the Borrower, each Down REIT and each Qualified Borrower as of the Closing Date;

(i) the Administrative Agent shall be satisfied that neither the Borrower, EQR nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect;

(j) the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.8 on or before the Closing Date, and the fees and expenses accrued through the Closing Date of Arnold & Porter Kaye Scholer LLP shall have been paid directly to such firm, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Borrower to approve and process the same;

(k) the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, each Qualified Borrower as of the Closing Date, and each Down REIT as of the Closing Date, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l) the Administrative Agent shall have received (or the Borrower shall have made publicly available) the audited financial statements of the Borrower and its Consolidated Subsidiaries and of EQR for the Fiscal Year ended December 31, 2024;

(m) no Default or Event of Default shall have occurred;

(n) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than (i) representations and warranties which expressly speak as of a different date, in which case they are true and correct in all material respects as of such different date, and (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification (or if such representation and warranty expressly speaks as to a different date, true and correct in all respects as of such different date after giving effect to such qualification));

(o) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower setting forth the list of the Qualifying Unencumbered Properties as of the Closing Date and certifying that such Properties meet the requirements of a Qualifying Unencumbered Property; and

(p) the Administrative Agent and each Bank shall have received (i) such documentation and other evidence as is reasonably requested by the Administrative Agent or such Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable Laws with respect to the Borrower and (ii) to the extent requested by the Administrative Agent or such Bank, and to the extent that the Borrower or any Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Qualified Borrower.

Without limiting the generality of the provisions of Section 7.3(e), for purposes of determining compliance with the conditions specified in this Section 3.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

Section 3.2 Borrowings. The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by any Fronting Bank and the obligation of the Fronting Banks to issue a Letter of Credit on the occasion of any funding of a new Borrowing or Letter of Credit issuance is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or a Notice of Competitive Bid Borrowing as required by Section 2.3 or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.16;

(b) immediately before and after such Borrowing or issuance of any Letter of Credit, no Event of Default or, to the best of the Borrower’s knowledge, Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;

(c) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit (other than (i) representations and warranties which expressly speak as of a different date, in which case they are true and correct in all material respects as of such different date, (ii) the representations and warranties set forth in Sections 4.4(c)(i), clauses (i) and (iii) of Section 4.5 and Section 4.10 and (iii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification (or if such representation and warranty expressly speaks as to a different date, true and correct in all respects as of such different date after giving effect to such qualification)); and

(d) in the case of a Borrowing to be denominated in an Alternative Currency or the issuance of an Alternative Currency Letter of Credit, such currency remains an Eligible Currency.

Each funding of a new Borrowing hereunder or acceptance of a Letter of Credit issued hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section, as applicable, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, no funding of a Loan or issuance of a Letter of Credit shall be permitted if such funding of a Loan or issuance would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the Banks which is or may become a party to this Agreement to make the Loans and issue or participate in Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and the issuance of the Letters of Credit:

Section 4.1 Existence and Power. The Borrower (i) is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Illinois, (ii) has all powers and all governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct, in each case, except as is not likely to have a Material Adverse Effect, and (iii) has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. EQR (i) is a real estate investment trust, duly formed, validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland, (ii) has all powers and all governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct, in each case, except as is not likely to have a Material Adverse Effect, and (iii) has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Qualified Borrower (i) is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation, (ii) has all powers and all governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct, in each case, except as is not likely to have a Material Adverse Effect, and (iii) has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower and each Qualified Borrower has the power and authority to execute, deliver and carry out the terms and provisions of, and to consummate the transactions contemplated by, each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower or such Qualified Borrower and the performance by the Borrower or such Qualified Borrower of, and the consummation of the transactions contemplated by, such Loan Documents. The Borrower and each applicable Qualified Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower and each Qualified Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. EQR has the power and authority to execute, deliver and carry out the terms and provisions, and the consummation of the transactions contemplated by, each of the Loan Documents on behalf of the Borrower to which the Borrower is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.

Section 4.3 No Violation.

(a) Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the Property of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its Property is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(b) Neither the execution, delivery or performance by or on behalf of any Qualified Borrower of the Loan Documents to which it is a party, nor compliance by such Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the Property of such Qualified Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Qualified Borrower (or of any partnership of which such Qualified Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its Property is bound or to which it is subject, or (iii) will cause a material default by such Qualified Borrower under any organizational document of any Person in which such Qualified Borrower has an interest, or cause a material default under such Qualified Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated or permitted herein).

Section 4.4 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, dated as of December 31, 2024, and the related consolidated statements of the Borrower’s financial position for the Fiscal Year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2024 Form 10-K, a copy of which has been made available to each of the Banks, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) The consolidated balance sheet of EQR, dated as of December 31, 2024, and the related consolidated statements of EQR’s financial position for the Fiscal Year then ended, reported on by Ernst & Young LLP and set forth in the EQR 2024 Form 10-K, a copy of which has been made available to each of the Banks, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of EQR and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(c) (i) No event, act or condition has occurred since December 31, 2024 which has had or is likely to have a Material Adverse Effect, and (ii) except as disclosed on the financial statements filed with the Securities and Exchange Commission for the Fiscal Quarter of EQR ended September 30, 2025 or as disclosed in writing to the Banks prior to the date hereof, as of the Closing Date neither the Borrower nor EQR has any material Indebtedness.

Section 4.5 Litigation. Except as disclosed on the financial statements filed with the Securities and Exchange Commission for the Fiscal Quarter of the Borrower ended September 30, 2025 or as disclosed in writing to the Banks prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, nor, to the knowledge of the Borrower, any investigation of, (i) the Borrower, any Qualified Borrower, EQR or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official that, in the case of each of clauses (i), (ii) and (iii), is reasonably likely to individually or in the aggregate, result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.

Section 4.6 Compliance with ERISA. Assuming that neither the Administrative Agent nor any Bank is, or is acting on behalf of, a “benefit plan investor” (within the meaning of Section 3(42) of ERISA) in connection with any such transactions or, if they are, that the conditions of an applicable prohibited transaction exemption are met, the transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or the Banks to any tax or penalty for prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 4.7 Environmental Matters. The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower, its Consolidated Subsidiaries, and Qualified Borrowers when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.8 Taxes. The Borrower, each Qualified Borrower, EQR and their Consolidated Subsidiaries have filed all federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all such Taxes which are due and payable, including pursuant to any assessment received by the Borrower, any Qualified Borrower, EQR or any Consolidated Subsidiary, except such Taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, any Qualified Borrower, EQR and their Consolidated Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of the Borrower, adequate. No tax liens have been filed against any of the Borrower’s, any Qualified Borrower’s, EQR’s or any Consolidated Subsidiary’s assets and to their knowledge no claims are being asserted with respect to any of the Taxes described above with respect to any such entity, in each case, which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.9 Full Disclosure. All written information (other than any forward looking or any projected financial information and other than information of a general economic or industry specific nature) heretofore furnished by the Borrower or any Qualified Borrower to the Administrative Agent or any Bank for purposes of or in connection with or pursuant to this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified, when taken as a whole; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ from the projected results and such differences may be material). As of the Closing Date, to the knowledge of the Borrower, the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Bank on or prior to the Closing Date, if applicable, is true and correct in all respects.

Section 4.10 Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower, on a consolidated basis with its Subsidiaries, will be Solvent.

Section 4.11 Use of Proceeds; Margin Regulations. All proceeds of the Loans and Letters of Credit will be used by the Borrower or the applicable Qualified Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan, and no Letter of Credit, will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board. Neither the making of any Loan nor the use of the proceeds thereof nor the issuance of any Letter of Credit will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.12 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

Section 4.13 Investment Company Act. Neither the Borrower, any Qualified Borrower EQR nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or otherwise obtain extensions of credit.

Section 4.14 [Reserved].

Section 4.15 REIT Status. For the Fiscal Year ended December 31, 2024, EQR qualified as a REIT.

Section 4.16 No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists and neither the Borrower nor any Qualified Borrower is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its Property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.17 Compliance With Law. To the Borrower’s knowledge, the Borrower, each Qualified Borrower, and each of the Real Property Assets are in compliance with all Laws, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.18 [Reserved].

Section 4.19 Outbound Investment Rules. Neither EQR nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither EQR nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction,” as each such term is defined in the Outbound Investment Rules, or (b) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.20 OFAC. None of the Borrower, any Qualified Borrower, EQR, any Consolidated Subsidiary, or, to the knowledge of the Borrower, any director, officer, employee, agent, representative or affiliate thereof, is an individual or entity that is, or is 10% or more owned by, or is controlled by, one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or, to the extent that the Borrower, any Qualified Borrower, EQR or any Consolidated Subsidiary is subject to the laws of the United Kingdom or the jurisdiction of any other relevant sanctions authority, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by such other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. For the past five years, the Borrower, each Qualified Borrower, EQR, and their respective Subsidiaries have not knowingly engaged in and are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any Designated Jurisdiction, that at the time of the dealing or transaction is or was the subject or the target of Sanctions in violation of any Sanctions or with any Designated Jurisdiction in violation of any Sanctions. The Borrower, each Qualified Borrower, EQR, and their respective Subsidiaries maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with such Sanctions.

Section 4.21 Anti-Corruption Laws; Anti-Money Laundering Laws. The Borrower, each Qualified Borrower, EQR and each Consolidated Subsidiary have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and, to the extent that the Borrower and/or its Consolidated Subsidiaries conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money-laundering legislation in such other jurisdictions and, to the extent applicable, have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

Section 4.22 Affected Financial Institution. Neither the Borrower, any Qualified Borrower, nor EQR nor any Down REIT is an Affected Financial Institution.

Section 4.23 Covered Entities. Neither the Borrower, any Qualified Borrower, nor EQR nor any Down REIT is a Covered Entity.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid (other than contingent indemnification obligations for which no claim has been asserted):

Section 5.1 Information. The Borrower will deliver to the Administrative Agent (for distribution to the Banks):

(a) Annual Financial Statements. As soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 125 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of the Borrower’s and EQR’s operations and consolidated statements of the Borrower’s and EQR’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all as reported on the form provided to the Securities and Exchange Commission on the Borrower’s and EQR’s Form 10-K and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) Quarterly Financial Statements. As soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 80 days after the end of each of the first three quarters of each Fiscal Year of the Borrower and EQR), a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of the Borrower’s and EQR’s operations and consolidated statements of the Borrower’s and EQR’s cash flow for such quarter and for the portion of the Borrower’s or EQR’s Fiscal Year ended at the end of such quarter, all as reported on the form provided to the Securities and Exchange Commission on the Borrower’s and EQR’s Form 10-Q;

(c) Compliance Certificate. Within five (5) Business Days after the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate substantially in the form of Exhibit F (a “Compliance Certificate”) executed by the chief financial officer, the chief accounting officer or treasurer of the general partner of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; and (ii) certifying that to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default has occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower proposes to take in respect thereof;

(d) Default, Litigation, Material Adverse Effect. (i) Within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or the Real Property Assets which is likely to individually, or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e) Shareholder Reports. To the extent the same are not publicly available, promptly upon the mailing thereof to the shareholders of EQR generally, copies of all financial statements, reports and proxy statements so mailed;

(f) [reserved];

(g) ERISA Matters. Promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent, in critical status or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event is likely to, individually or in the aggregate, result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of EQR setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h) Environmental Matters. Promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by a Responsible Officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i) Material Insurance Losses. Promptly and in any event within five (5) Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(j) Patriot Act, etc. Promptly, upon each request, information and documentation identifying the Borrower, any Qualified Borrower or any Guarantor as the Administrative Agent or any Bank may reasonably request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, including any requested information and documentation by any Bank in connection with a merger or consolidation permitted under Section 5.9(a);

(k) Credit Rating. Promptly, notice of any announcement by Moody’s or S&P of any change in a Credit Rating; and

(l) Other Information. From time to time such additional information (other than information (1) subject to contractual confidentiality obligations binding upon the Borrower, EQR or any of their Subsidiaries or where disclosure is prohibited by applicable Law, (2) constituting non-financial trade secrets or non-financial proprietary information, or (3) where disclosure could jeopardize attorney-client privilege) regarding the financial position or business of the Borrower, EQR and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or EQR posts such documents, or provides a link thereto on the Borrower’s or EQR’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s or EQR’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents delivered pursuant to Section 5.1(a) or (b).

Section 5.2 Payment of Obligations. Each of the Borrower, each Qualified Borrower, EQR and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its Properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3 Maintenance of Property; Insurance; Leases.

(a) The Borrower will keep, and will cause each Consolidated Subsidiary and Qualified Borrower to keep, all Property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear and casualty and condemnation events excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b) The Borrower and/or each Qualified Borrower shall maintain, or cause to be maintained, insurance with such insurers, on such Properties, in such amounts and against such risks (excluding terrorist insurance and mold insurance and, to the extent the same are not commercially available or available at commercially reasonable rates, earthquake insurance or windstorm insurance) as is consistent with insurance maintained by businesses of comparable type and size in the industry.

Section 5.4 Maintenance of Existence. The Borrower, each Qualified Borrower and EQR will preserve, renew and keep in full force and effect, its partnership, limited liability company, corporate and trust existence, as applicable, and its respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower and EQR will and will cause their Subsidiaries to comply in all material respects with all applicable Law (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or any Banks to any material liability therefore.

Section 5.6 Inspection of Property, Books and Records. Each of the Borrower and EQR will keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities in a manner that permits the preparation of financial statements in conformity with GAAP; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its Properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Borrower, EQR or any of their Subsidiaries be required to disclose to the Administrative Agent or any Bank documents (1) subject to contractual confidentiality obligations binding upon the Borrower, EQR or any of their Subsidiaries or where disclosure is prohibited by applicable Law, (2) constituting non-financial trade secrets or non-financial proprietary information, or (3) where disclosure could jeopardize attorney-client privilege.

Section 5.7 Outbound Investment Rules. EQR and the Borrower will not, and will not permit any of their respective Subsidiaries to, (a) be or become a “covered foreign person” as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction,” as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.8 Financial Covenants.

(a) Indebtedness to Gross Asset Value. The Borrower shall not permit the ratio of (i) the sum of (x) Total Outstanding Indebtedness of the Borrower and EQR (including Total Outstanding Indebtedness of Down REITs and Wholly-Owned Subsidiaries of Down REITs, but excluding Total Outstanding Indebtedness of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Total Outstanding Indebtedness of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and Wholly-Owned Subsidiaries of Down REITs) to (ii) Gross Asset Value to exceed 0.60:1; provided, however, that with respect to any Fiscal Quarter in which the Borrower consummated any portfolio acquisition (whether by stock or asset purchase, merger or other corporate transaction), at the Borrower’s election, the ratio of (i) the sum of (x) Total Outstanding Indebtedness of the Borrower and EQR (including Total Outstanding Indebtedness of Down REITs and Wholly-Owned Subsidiaries of Down REITs, but excluding Total Outstanding Indebtedness of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Total Outstanding Indebtedness of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and Wholly-Owned Subsidiaries of Down REITs) to (ii) Gross Asset Value for such Fiscal Quarter and for the next five succeeding Fiscal Quarters may exceed 0.60:1, provided that such ratio in no event shall exceed 0.65:1. For purposes of this covenant, (i) Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under clause (i) of this proviso.

(b) Secured Debt to Gross Asset Value. The Borrower shall not as of any date permit the ratio of (i) the sum of (x) Secured Debt of the Borrower and EQR (including Secured Debt of Down REITs and Wholly-Owned Subsidiaries of Down REITs, but excluding Secured Debt of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Secured Debt of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and Wholly-Owned Subsidiaries of Down REITs) to (ii) Gross Asset Value to exceed 0.40:1; provided that for purposes of this covenant, (i) Secured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Debt that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, excluding any portion thereof that is deducted from Unsecured Debt in determining the ratio of Unencumbered Asset Value to Unsecured Debt pursuant to Section 5.8(d) as of such date and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Gross Asset Value is adjusted in determining the ratio of Indebtedness to Gross Asset Value pursuant to Section 5.8(a) as of such date.

(c) Consolidated EBITDA to Fixed Charges Ratio. The Borrower shall not permit the ratio of Consolidated EBITDA for the then most recently completed twelve (12) month period to Fixed Charges for the then most recently completed twelve (12) month period to be less than 1.50:1. For purposes of calculating Consolidated EBITDA for this Section 5.8(c) only, Consolidated EBITDA shall include, rather than exclude, gains (losses) on the dispositions of Raw Land and other non-depreciated Properties.

(d) Unencumbered Asset Value to Unsecured Debt. The Borrower shall not as of any date permit the ratio of (i) Unencumbered Asset Value to (ii) the sum of (x) Unsecured Debt of the Borrower and EQR (including Unsecured Debt of Down REITs and Wholly-Owned Subsidiaries of Down REITs, but excluding Unsecured Debt of other Persons that are Consolidated Subsidiaries or Investment Affiliates), plus (y) Borrower’s Share of Unsecured Debt of all Consolidated Subsidiaries and Investment Affiliates (other than Down REITs and Wholly-Owned Subsidiaries of Down REITs) to be less than 1.50:1; provided that for purposes of this covenant, (i) Unsecured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Debt that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, excluding any portion thereof that is deducted from Secured Debt in determining the ratio of Secured Debt to Gross Asset Value pursuant to Section 5.8(b) as of such date and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Gross Asset Value is adjusted in determining the ratio of Indebtedness to Gross Asset Value pursuant to Section 5.8(a) as of such date.

(e) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.

Section 5.9 Restriction on Fundamental Changes; Organizational Document Amendments.

(a) Neither the Borrower nor EQR shall enter into any merger or consolidation, unless: (i) either (x) the Borrower or EQR is the surviving entity, or (y) the individuals constituting EQR’s Board of Trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s Board of Directors or Board of Trustees after such merger or consolidation, and (ii) after giving effect to such merger or consolidation, the requirements of Section 5.10 are satisfied.

(b) The Borrower shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. EQR shall not amend its declaration of trust, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. No Qualified Borrower shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Required Banks’ consent.

(c) The Borrower shall deliver to Administrative Agent copies of all amendments to its agreement of limited partnership or to EQR’s declaration of trust, by-laws, or other organizational documents that are amended in a manner that would have a Material Adverse Effect simultaneously with the first delivery of financial statements referred to in Sections 5.1(a) or (b) above following the effective date of any such amendment.

Section 5.10 Changes in Business. Except for Permitted Holdings, neither the Borrower, any Qualified Borrower, EQR nor any of their respective Consolidated Subsidiaries shall enter into any business which is substantially different from that conducted by the Borrower, any Qualified Borrower, EQR and any of their respective Consolidated Subsidiaries on the Closing Date, or any business ancillary or incidental thereto, including investment and financing activities. The Borrower shall carry on its business operations through the Borrower and its Subsidiaries and Investment Affiliates.

Section 5.11 Margin Stock. None of the proceeds of any Loan, and no Letter of Credit, will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or extending credit to others for the purpose of buying or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 5.12 Anti-Corruption Laws; Anti-Money Laundering.

(a) The Borrower, each Qualified Borrower, EQR and each Consolidated Subsidiary shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and, to the extent that the Borrower and/or its Consolidated Subsidiaries conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money laundering legislation in such other jurisdictions, and, to the extent applicable, maintain policies and procedures designed to promote and achieve compliance with such laws.

(b) The Borrower shall not directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, or, to the extent that the Borrower, any Qualified Borrower, EQR and/or any Consolidated Subsidiary conduct business in the United Kingdom or any other non-U.S. jurisdiction, the UK Bribery Act 2010 and other similar anti-corruption and anti-money laundering legislation in such other jurisdictions.

Section 5.13 Sanctions(a) . The Borrower shall not directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Consolidated Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Bank, Joint Lead Arranger, Administrative Agent, Fronting Bank or otherwise) of Sanctions.

Section 5.14 EQR Status.

(a) Status. EQR shall at all times (i) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States and (ii) maintain its status as a self-directed and self-administered REIT.

(b) EQR Assets. For so long as the Parent Guaranty is not in effect, the ownership of substantially all operating properties of EQR and its Consolidated Subsidiaries shall be held by the Borrower and its Consolidated Subsidiaries (other than operating properties held by EQR or any of its Consolidated Subsidiaries (other than the Borrower and its Subsidiaries) on a temporary or pass-through basis).

Section 5.15 Parent Guaranty(a) . Within ten (10) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) of the occurrence of a Parent Guaranty Trigger Event, EQR shall either (i) take such actions necessary to terminate the continuance of such Parent Guaranty Trigger Event or (ii) deliver to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (x) a Parent Guaranty executed by EQR and (y) the items that would have been delivered under Section 3.1(d), (f), (k) and (p) if EQR had provided the Parent Guaranty on the Closing Date.

ARTICLE VI

DEFAULTS

Section 6.1 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) the Borrower, any Qualified Borrower or any Guarantor shall fail to pay when due, and in the currency required hereunder or under any other Loan Document, the principal of any Loans or any reimbursement obligations with respect to a Letter of Credit in each case as and when due, and such failure to pay shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure, (ii) the Borrower, any Qualified Borrower or any Guarantor shall fail to pay interest on any Loans or reimbursement obligations with respect to a Letter of Credit in each case as and when due, and such failure to pay shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure or (iii) the Borrower, any Qualified Borrower or any Guarantor shall fail to pay when due any fees or any other amounts payable hereunder or under any other Loan Document and the same shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure;

(b) the Borrower shall fail to observe or perform any covenant contained in (i) Section 5.14(b) and such failure continues for more than 10 Business Days, unless during such period the Borrower complies with Section 5.15 or (ii) Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.13, or Section 5.15;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h) or (j) of this Section 6.1) or in any other Loan Document for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days, such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d) any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to the Borrower;

(e) the Borrower, any Qualified Borrower, EQR, or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than Non-Recourse Indebtedness and the Obligations) for which the aggregate outstanding principal amount exceeds $150,000,000 (such Indebtedness, “Threshold Indebtedness”) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Threshold Indebtedness; or the Borrower, any Qualified Borrower, EQR or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Threshold Indebtedness or any other event shall occur or condition exist (other than as a result of (A) customary non-default mandatory prepayment requirements resulting from asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Permitted Convertible Debt becoming due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of EQR, the Borrower’s or the applicable Subsidiary’s equity securities so long as such Indebtedness is converted into or exchanged for Equity Interests), after the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such Threshold Indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Threshold Indebtedness;

(f) the Borrower or EQR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or admit in writing its inability to pay its debts as such debts become due, or shall take any action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower or EQR seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or EQR under Debtor Relief Laws as now or hereafter in effect;

(h) one or more final, non-appealable judgments or decrees (or one or more judgments which is/are not stayed pending appeal) in an aggregate amount of $150,000,000 or more (to the extent not covered by insurance coverage from a reputable insurance company as to which such insurer does not dispute coverage) shall be entered by a court or courts of competent jurisdiction against the Borrower, any Qualified Borrower, EQR or, to the extent of any recourse to the Borrower, EQR or any Qualified Borrower, any of their respective Consolidated Subsidiaries and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within sixty (60) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i) there shall be a change in the majority of the Board of Directors or Board of Trustees of EQR during any twelve (12) month period, excluding any change in directors or trustees resulting from (v) the election of any new directors whose election by such Board or whose nomination for election by the shareholders of EQR was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved, (w) the retirement/resignation of any director or trustee as a result of compliance with any written policy of EQR, (x) the death or disability of any director or trustee, (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of EQR to qualify under applicable Law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of EQR or an affiliate of EQR with any other officer or employee of EQR or an affiliate of EQR;

(j) (i) any Person or “group” (as such term is defined in applicable federal securities Laws) shall acquire more than forty percent (40%) of the common shares of EQR, provided, however, that Persons acquiring common shares of EQR from EQR in connection with an acquisition or other transaction with EQR, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (j), (ii) EQR, or a Wholly-Owned Subsidiary of EQR, ceases to be the sole general partner of the Borrower, (iii) EQR ceases to, directly or indirectly, have the power to exercise management and control of the Borrower or (iv) EQR ceases to own, directly or indirectly, greater than 50% of the partnership interests of the Borrower;

(k) any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and be continuing (or, in the case of a Multiemployer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and be continuing, the liability of the Borrower), in each case that is reasonably likely to have a Material Adverse Effect;

(l) any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that is reasonably likely to have a Material Adverse Effect; or

(m) at any time, for any reason the Borrower, any Qualified Borrower, or any Down REIT seeks to repudiate its obligations under any Loan Document.

Notwithstanding the foregoing provisions of this Section 6.1, if a Default or Event of Default shall occur solely as a result of a Real Property Asset being treated as a Qualifying Unencumbered Property that is not in fact a Qualifying Unencumbered Property, such Default or Event of Default shall be deemed to not have occurred so long as the Borrower delivers to the Administrative Agent not later than 15 days from (x) the date on which the Borrower obtains knowledge of the occurrence of such Default or Event of Default or (y) the date on which the Borrower has received written notice of such Default or Event of Default from the Administrative Agent, each of the following: (1) written notice of the cure of such Default or Event of Default pursuant to this paragraph and (2) a Compliance Certificate, prepared as of the last day of the most recent Fiscal Quarter then ended, evidencing compliance with the covenants set forth in Section 5.8 excluding such Real Property Asset as a Qualifying Unencumbered Property, as applicable.

Section 6.2 Rights and Remedies.

(a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments and any obligation of the Fronting Banks to make LC Credit Extensions, shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon during the continuance of such Event of Default at the Default Rate and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, subject to the provisions of Section 6.2(b), the Administrative Agent may, with the consent of the Required Banks, and shall, at the demand or direction of the Required Banks, by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare the Commitments and any obligation of the Fronting Banks to make LC Credit Extensions, terminated and the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise as provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents (including, without limitation, those set forth in Section 6.4) or, if the Required Banks are unable to reach agreement within thirty (30) days of commencement of discussions, then, from and after an Event of Default and the end of such thirty (30) day period, the Administrative Agent may pursue such rights and remedies as it may determine if it shall reasonably determine that the same shall be in the best interests of the Banks, taken as a whole.

Section 6.3 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or the Borrower or any court or governmental agency referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send the Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4 Actions in Respect of Letters of Credit. If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent may, with the consent of the Required Banks, and shall, at the demand or direction of the Required Banks, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to Cash Collateralize the Letter of Credit Usage under the Letters of Credit, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall (provided that upon the occurrence of any Event of Default it described in Section 6.1(f) or 6.1(g) the Borrower shall automatically be required to) pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit.

Section 6.5 Application of Funds. After the exercise of remedies provided for in Section 6.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage have automatically been required to be Cash Collateralized as set forth in the proviso in Section 6.4), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.24 and 9.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent payable pursuant Section 9.3 and amounts payable under Article VIII) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Banks and Fronting Banks payable pursuant to Section 9.3 and amounts payable under Article VIII), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Borrowings and other Obligations, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Fronting Banks, to Cash Collateralize that portion of the Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.24 and 6.4; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Law.

Subject to Section 2.24, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authority. Each of the Banks and the Fronting Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 7.8 and 7.9, the provisions of this Article VII are solely for the benefit of the Administrative Agent, the Banks and the Fronting Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks or provide notice or consent of the Banks with respect thereto.

Section 7.3 Exculpatory Provisions. The Administrative Agent or the Joint Lead Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Joint Lead Arrangers, as applicable and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Bank or any Fronting Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower, EQR or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Joint Lead Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.5 and 6.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower, a Bank or a Fronting Bank; and

(e) shall not be responsible for or have any duty or obligation to any Bank or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or a Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.6 Indemnification. Each Bank shall on a several basis, ratably in accordance with its Commitment, indemnify the Administrative Agent, each Joint Lead Arranger and each Co-Syndication Agent, and their respective affiliates and directors, officers, agents and employees (to the extent not reimbursed by the Borrower, but without affecting the Borrower’s reimbursement obligations), against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent and/or Joint Lead Arranger and/or as a Co-Syndication Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder as Administrative Agent or as Joint Lead Arranger or as Co-Syndication Agent. In the event that any Co-Syndication Agent, any Joint Lead Arranger or the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this Section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Co-Syndication Agent, such Joint Lead Arranger or the Administrative Agent, as the case may be, shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The applicable Co-Syndication Agent, applicable Joint Lead Arranger or the Administrative Agent, as the case may be, shall reimburse such Banks so entitled to reimbursement within two (2) Business Days after its receipt of such funds from the Borrower or such other party liable therefor.

Section 7.7 Non-Reliance on the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents and the Other Banks. Each Bank and each Fronting Bank expressly acknowledges that none of the Administrative Agent, any Joint Lead Arranger nor any Co-Syndication Agent has made any representation or warranty to it, and that no act by the Administrative Agent, any Joint Lead Arranger or any Co-Syndication Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or EQR or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Joint Lead Arranger or any Co-Syndication Agent to any Bank or Fronting Bank as to any matter, including whether the Administrative Agent, any Joint Lead Arranger or any Co-Syndication Agent have disclosed material information in their (or their Related Parties’) possession. Each Bank and each Fronting Bank represents to the Administrative Agent, the Joint Lead Arrangers and the Co-Syndication Agents that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, EQR and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, EQR, or any Guarantor. Each Bank and

each Fronting Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Bank or Fronting Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Bank or Fronting Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Bank and each Fronting Bank agrees not to assert a claim in contravention of the foregoing. Each Bank and each Fronting Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Fronting Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.8 Successor Administrative Agent. Each Agent may resign at any time by giving notice thereof to the Banks, the Borrower, the Fronting Banks and each other, and the Administrative Agent shall resign in the event the Commitment of the Bank serving as the Administrative Agent is reduced to less than $10,000,000. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that (i) the Borrower shall, in all events, be deemed to have approved either JPMorgan Chase Bank, N.A. or Wells Fargo Bank, National Association, as a successor Administrative Agent and (ii) it shall be deemed “reasonable” for the Borrower to withhold its consent if the successor Administrative Agent is a Person other than a commercial banking institution with a credit rating for senior, unsecured, long-term indebtedness for borrowed money equal to or better than BBB- with S&P and Baa3 with Moody’s). If no successor Administrative Agent shall have been so appointed by the Required Banks and (if required) approved by the Borrower, or, if so appointed, shall not have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent who shall act until the Required Banks shall appoint a successor Administrative Agent subject to the Borrower’s approval; provided no Event of Default has occurred and is then continuing, which approval shall not be unreasonably withheld or delayed (and it shall be deemed “reasonable” for the Borrower to withhold its consent if the successor Administrative Agent is a Person other than a commercial banking institution with a credit rating for senior, unsecured, long-term indebtedness for borrowed money equal to or better than BBB- with S&P and Baa3 with Moody’s). Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided below on the Resignation Effective Date or Removal Effective Date, as applicable). For gross negligence or willful misconduct or if the Administrative Agent shall become a Defaulting Lender, as determined by the Required Banks (excluding for such determination the Bank serving as Administrative Agent in its capacity as a Bank), the Administrative Agent may be removed at any time by the Required Banks or, in the case of the Administrative Agent becoming a Defaulting Lender only, by either the Required Banks or the Borrower, giving at least thirty (30) Business Days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”) prior written notice to the Administrative Agent, the Borrower and, in the case of a removal of the Administrative Agent by the Borrower as a result of it becoming a Defaulting Lender, the Banks. Whether or not a successor has been appointed, such resignation or removal shall nonetheless become effective in accordance with such notice on the Resignation Effective Date or the Removal Effective Date, as applicable, and shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.3 shall inure to its benefit, and to the benefit of its sub-agents, their respective Affiliates and the respective directors, officers, agents and employees of such Person and of such Person’s Affiliates, as to any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was the Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any sub-agent capacity or similar role hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Banks and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by the Borrower in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof and (v) shall include a statement that if any Bank does not respond to such request within ten (10) Business Days and provide a written explanation of the reasons behind any objection, such Bank shall be deemed to have approved of or consented to, as applicable, the recommendation or determination of the Administrative Agent described in such request. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action) or all the Banks, as the case may be.

Section 7.10 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents, or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or a Fronting Bank hereunder.

Section 7.11 Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 7.12 Recovery of Erroneous Payments(a) . Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Bank Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower or any Qualified Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Bank Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Bank Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Bank Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Bank Recipient Party promptly upon determining that any payment made to such Bank Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1 Inability to Determine Rates; Replacement of Relevant Rates or Successor Rates.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan, a Daily SOFR Loan or an Alternative Currency Loan, a conversion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan, a conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan or a continuation of any Term SOFR Loan or any Alternative Currency Term Rate Loan, (i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 8.1(b) or Section 8.1(c) and the circumstances under clause (i) of Section 8.1(b) or of Section 8.1(c), or the Scheduled Unavailability Date or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Daily SOFR Loan or Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Banks determine for any reason that the Relevant Rate with respect to a proposed Loan (other than a Competitive Bid Loan) denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Bank.

Thereafter, (x) the obligation of the Banks to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans or Term SOFR Loans to Daily SOFR (if affected) Loans or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Loans (if affected) shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Banks described in clause (ii) of this Section 8.1(a), until the Administrative Agent upon instruction of the Required Banks) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, Borrowing of, conversion to or continuation of Term SOFR Loans or Borrowing or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of (x) to extent unaffected, Daily SOFR Loans, or if Daily SOFR Loans are unavailable, (y) Base Rate Loans, in each case, denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Daily SOFR Loans (if affected) shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR Loan, or at the end of the applicable Interest Period in the case of a Term SOFR Loan (or immediately if it is illegal at such time for such Bank to determine or charge interest rates based upon Term SOFR), (B) any outstanding Term SOFR Loans (if affected) shall be deemed to have been converted to Daily SOFR Loans (if unaffected) or if Daily SOFR Loans are unavailable, Base Rate Loans at the end of the applicable Interest Period (or immediately if it is illegal at such time for such Bank to determine or charge interest rates based upon Term SOFR), and (C) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of (x) to extent unaffected, Daily SOFR Loans, or if Daily SOFR Loans are unavailable, (y) Base Rate Loans, in each case, denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Banks notify the Administrative Agent (with, in the case of the Required Banks, a copy to the Borrower) that the Borrower or Required Banks (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining both Daily Simple SOFR and one month, three month and six month Interest Periods of Term SOFR (for clarification, none of Daily Simple SOFR or Term SOFR for Interest Periods of one month, three months and six months are ascertainable), including because SOFR is not available or published on a current basis or the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary;

(ii) the Applicable Authority has made a public statement identifying a specific date after which SOFR, one month, three month and six month Interest Periods for Term SOFR and the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that at the time of such statement, there are no successor administrators that are satisfactory to the Administrative Agent that will continue to provide SOFR or such Interest Periods of Term SOFR, as applicable, after such specific date (the latest date on which each of Daily Simple SOFR, one month, three month and six month Interest Periods for Term SOFR and the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”); or

if the events or circumstances of the type described in Section 8.1(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR and/or Term SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 8.1 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks object to such amendment.

(c) Replacement of Relevant Rate for Alternative Currencies or Non-SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Banks notify the Administrative Agent (with, in the case of the Required Banks, a copy to the Borrower) that the Borrower or Required Banks (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate under this Agreement is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

if the events or circumstances of the type described in Section 8.1(c)(i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 8.1 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Bank of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Banks reasonably promptly after such amendment becomes effective.

(e) Exclusion of Certain Banks. For purposes of this Section 8.1, those Banks that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Banks.

Section 8.2 Illegality. If any Bank reasonably determines that any Law, governmental rule, regulation, guideline or order (in each case whether or not having the force of law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Bank to the Borrower (through the Administrative Agent), (a) any obligation of such Bank to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or Daily SOFR Loans or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Loans or Base Rate Loans or Term SOFR Loans to Daily SOFR Loans shall be, in each case to the extent affected, suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Bank (with a copy to the Administrative Agent), prepay all Term SOFR Loans, Daily SOFR Loans and/or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable, and such Loans are denominated in Dollars, convert all Term SOFR Loans and/or Daily SOFR Loans of such Bank to (x) Daily SOFR Loans (if unaffected) or (y) if Daily SOFR Loans are unavailable, Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or in the case of Term SOFR Loans and Alternative Currency Term Rate Loans on the last day of the Interest Period therefor if such Bank may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to such day and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.

If, at any time, any Bank exercises its rights under the preceding paragraph and provides the notice described in clause (a) of the preceding paragraph, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank reasonably acceptable to the Administrative Agent to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13), upon which event, such Bank’s Commitment shall be deemed to be cancelled and may not be reinstated. Any Bank subject to this paragraph shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.3 Increased Cost and Reduced Return.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (and any such requirement consisting of a reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (or its Applicable Lending Office) or any Fronting Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Bank (or its Applicable Lending Office) or on any Fronting Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date, affecting this Agreement or Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or such Fronting Bank under this Agreement or under its Note with respect to such Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank or Fronting Bank (in each case, with a copy to the Administrative Agent), the

Borrower shall pay to such Bank or Fronting Bank, as the case may be, such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Loans made by such Bank hereunder and the Letters of Credit issued by such Fronting Bank) as will compensate such Bank or Fronting Bank for such increased cost or reduction to the extent such Bank or Fronting Bank, as applicable, generally imposes such additional amounts on other borrowers of such Bank or Fronting Bank, as the case may be, in similar circumstances.

(b) If any Bank or Fronting Bank shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on capital of such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) as a consequence of such Bank’s or such Fronting Bank’s obligations hereunder to a level below that which such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Bank or such Fronting Bank to be material, then from time to time, within 15 days after demand by such Bank or such Fronting Bank (in each case, with a copy to the Administrative Agent), the Borrower shall pay to such Bank or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) for such reduction suffered to the extent such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent), as applicable, generally imposes such additional amounts on other borrowers of such Bank or such Fronting Bank in similar circumstances.

(c) Each Bank and Fronting Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank or Fronting Bank to compensation pursuant to this Section 8.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank or Fronting Bank, be otherwise disadvantageous to such Bank or Fronting Bank. If such Bank or Fronting Bank shall fail to notify the Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank or Fronting Bank, as the case may be, as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank or Fronting Bank actually notified the Borrower of the occurrence of such event. A certificate of any Bank or Fronting Bank claiming compensation under this Section 8.3 and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank or Fronting Bank may use any reasonable averaging and attribution methods.

(d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank reasonably acceptable to the Administrative Agent to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13 and this Section 8.3), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.3), upon which event, such Bank’s Commitment shall be deemed to be cancelled and may not be reinstated. Any Bank subject to this Section 8.3(d) shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.4 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower, any Qualified Borrower, EQR or any Down REIT under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower, any Qualified Borrower, EQR or any Down REIT shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower, each Qualified Borrower, EQR and each Down REIT shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnifications by the Borrower et al. The Borrower, each Qualified Borrower and each Guarantor shall, and hereby does, indemnify each Recipient, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Bank for any reason fails to pay to Administrative Agent as required pursuant to paragraph (d) of this Section. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Banks. Each Bank shall, and hereby does, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 15 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower or any Qualified Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Qualified Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d). In addition, each Bank shall, and hereby does, severally indemnify the Borrower for any payment made by the Borrower to the Administrative Agent pursuant to the penultimate sentence of Section 8.4(c) with respect to amounts payable by such Bank under either clause (ii) or (iii) above, and, notwithstanding anything herein to the contrary, each Bank hereby authorizes the Borrower to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Borrower to the Bank from any other source against any amount due to the Borrower under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower, any Qualified Borrower or any Guarantor or by the Administrative Agent to a Governmental Authority pursuant to this Section 8.4, the Borrower or any Qualified Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f) Status of Banks; Tax Documentation. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.4 (including by the payment of additional amounts pursuant to this Section 8.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Designation of a Different Applicable Lending Office. If the Borrower or any Qualified Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will (at the request of the Borrower) use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, (i) would eliminate or reduce amounts payable pursuant to this Section 8.4 in the future, and (ii) would not subject such Bank to any unreimbursed cost or expense and is not otherwise disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(i) Replacement of Banks. Each Bank may make any Borrowings and LC Credit Extensions to the Borrower or any Qualified Borrower through any Applicable Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower or any Qualified Borrower to repay such credit extension in accordance with the terms of this Agreement. If, at any time, any Bank shall be owed amounts pursuant to this Section 8.4 and such Bank has declined or is unable to change the jurisdiction of its Applicable Lending Office in accordance with paragraph (h) of this Section 8.4, the Borrower shall, at its sole expense and effort, have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank reasonably acceptable to the Administrative Agent to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13 and this Section 8.4), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.4), upon which event, such Bank’s Commitment shall be deemed to be cancelled. Any Bank subject to this Section 8.4(i) shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.5 Base Rate Loans Substituted for Affected Loans. If (i) the obligation of any Bank to make any SOFR Loans or Alternative Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its SOFR Loans or Alternative Currency Loans, and the Borrower shall, by at least five (5) Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) the Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Term SOFR Loans and/or Daily SOFR Loans, as the case may be, and thereafter all Loans which would otherwise be made by such Bank as Term SOFR Loans (with respect to the affected Interest Periods) and/or Daily SOFR Loans, as applicable, shall be made instead as (x) to extent unaffected, Daily SOFR Loans, or (y) if Daily SOFR Loans are unavailable, Base Rate Loans(on which interest and principal shall be payable contemporaneously with the related SOFR Loans and/or Alternative Currency Loans of the other Banks), and no Borrowing from such Bank shall take effect with respect to any affected Alternative Currency Loans, and

(b) after each of its Term SOFR Loans and Daily SOFR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Term SOFR Loans or Daily SOFR Loans shall be applied to repay its Base Rate Loans instead, and

(c) the Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Term SOFR Loans or Daily SOFR Loans converted to Base Rate Loans pursuant to clause (a) above.

Section 8.6 Survival. Each party’s obligations under this Article VIII shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) in the case of the Borrower, any Qualified Borrower, the Administrative Agent or any Fronting Bank, at its address, facsimile number, electronic mail address or telephone number specified on Schedule 9.1, and

(ii) in the case of any other Bank, at its address, facsimile number, electronic mail address or telephone number set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or

(iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received; provided further that notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). The Administrative Agent shall promptly notify the Banks of any change in the address of the Borrower or the Administrative Agent.

(b) Electronic Communications. Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or any Fronting Bank pursuant to Article II if such Bank or Fronting Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Fronting Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website or an electronic platform or transmitted by electronic transmission system shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address or platform therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 9.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification.

(a) Expenses. The Borrower shall pay within thirty (30) days after receipt of a reasonably detailed invoice from the Administrative Agent, (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Co-Syndication Agents (including reasonable fees and disbursements of special counsel Arnold & Porter Kaye Scholer LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default (and in the case of attorneys’ fees for the Administrative Agent and the Co-Syndication Agents, shall be limited to a single outside law firm representing Administrative Agent), (ii) all reasonable and documented fees and disbursements of special counsel Arnold & Porter Kaye Scholer LLP in connection with the syndication of the Loans and (iii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Fronting Bank and each Bank (the Administrative Agent shall promptly submit any expenses of any of the Fronting Banks and Banks to the Borrower for reimbursement), including fees and disbursements of counsel for the Administrative Agent, each Fronting Bank and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent, and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing any or all of the Administrative Agent and/or a Co-Syndication Agent).

(b) Indemnity. The Borrower agrees to indemnify each Co-Syndication Agent, the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Fronting Bank and each Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), (ii) any violation by the Borrower, EQR or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of Property by the Borrower, EQR or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of the Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or any other Loan Document, (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of any Indemnitee as determined by a court of competent jurisdiction by a final and non-appealable judgment, (c) violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property, (d) any liability of such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents, (e)

resulting from a claim by the Borrower, EQR, a Down REIT or a Qualified Borrower against an Indemnitee for a material breach by such Indemnitee of its obligations under any Loan Document if the Borrower, EQR or such Down REIT or Qualified Borrower, as applicable, has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction and (f) resulting from a claim not involving an act or omission of the Borrower, EQR, any Down REIT or any of their Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than an Indemnitee acting in its role as the Administrative Agent or a Joint Lead Arranger). In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of the Administrative Agent, any Joint Lead Arranger, any Fronting Bank, any Co-Syndication Agent or any Bank shall be solely in his or her respective capacity as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

Section 9.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any Qualified Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or such Qualified Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise (except pursuant to Sections 8.2, 8.3, 8.4 or 9.6), receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan held by it or Letter of Credit participated in by it, or, in the case of a Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by the Banks or Letter of Credit issued or participated in by such other Banks shall be shared by the Banks pro rata; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Fronting Banks and the Banks, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided further that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans or Letters of Credit. The Borrower, for itself and on behalf of any Qualified Borrower, agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Loan or a Letter of

Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or such Qualified Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower or any Qualified Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5 Amendments and Waivers. Subject to Section 2.10(c), Section 2.4(g), Section 8.1 and clause (b) and (c) of the second paragraph of this Section 9.5, and except as otherwise expressly provided herein, any provision of this Agreement or the Notes, the Letter of Credit Documents or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or any Fronting Bank in its capacity as Administrative Agent or Fronting Bank, as applicable, are affected thereby, by the Administrative Agent or Fronting Banks, as applicable); provided that no such amendment or waiver with respect to this Agreement, the Notes, the Letter of Credit Documents or any other Loan Documents shall, unless signed or consented to by (A) each Bank directly affected thereby, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks or any termination of any Commitments pursuant to Sections 8.3, 8.4, 8.5 or 9.16) or subject any Bank to any additional obligation (it being understood and agreed that a waiver of any condition precedent set forth in Section 3.1 or 3.2, or any Default or Event of Default is not considered an increase in the Commitments or an additional obligation of any Bank), (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder (provided that only the consent of the Required Banks shall be required for the waiver of interest payable at the Default Rate, retraction of imposition of interest at the Default Rate and amendment of the definition of “Default Rate”), (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or extend the term of any Letter of Credit beyond twelve (12) months after the Maturity Date (except as any Consenting Bank may expressly agree in accordance with Section 2.9(b) or otherwise) or (iv) amend Section 2.10 or the definition of “Alternative Currency”, and (B) each Bank, (i) change (x) the percentage of the Commitments (except pursuant to Sections 2.1(b), 2.9(d), 2.9(f), 8.3, 8.4, 8.5 or 9.16) or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or (y) any other provision hereof specifying the number or percentage of Banks which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (ii) after EQR provides the Parent Guaranty, release the Parent Guaranty (provided that it be understood and agreed that only the consent of the Required Banks shall be required to amend, modify or waive the provisions of Sections 5.14 or 5.15 or otherwise waive any requirement to provide the Parent Guaranty), (iii) modify the definition of “Required Banks”, (iv) waive any condition set forth in Section 3.1 (provided the execution and delivery of this Agreement by each Bank shall be deemed such Bank’s acceptance that all such conditions have been satisfied), (v) modify Section 6.5 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or the pro rata sharing of payments, or the order of application of payments, otherwise required hereunder, (vi) adopt or amend any provision that subordinates, or has the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, (vii) except in accordance with Section 9.25(b), release the Borrower from any of its obligations under a Qualified Borrower Guaranty, or (viii) modify the provisions of this Section 9.5; provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks above, amend or waive, or consent to any departure from, Section 8.1, any term defined in such section, any term defined in any other section or provision in this Agreement relating to SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate.

Notwithstanding anything to the contrary herein:

(a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Lender;

(b) the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Bank or other Person), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Bank;

(c) this Agreement may be amended (or amended and restated) with only the written consent of Administrative Agent and the Borrower (i) to provide for an increase in Commitments and the making of term loans as contemplated by, and subject to the limitations in, Section 2.1(b) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding, including all accrued interest and fees in respect thereof, to share ratably (or on a basis subordinated to the existing Loans and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Loans and Commitments hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and the Banks providing such Commitments or term loans to participate in any required vote or action required to be approved by the Required Banks or by any other number, percentage or class of Banks hereunder;

(d) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower, and the Fronting Banks and/or the Banks affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or “Relevant Rate” or Section 2.10 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 2.10; and

(e) this Agreement may be amended and restated without the consent of any Bank (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

At such time as the Borrower shall sell its interest in any Down REIT to an unaffiliated third party in an arms-length transaction, the Down REIT Guaranty of such Down REIT shall be deemed to have terminated and be released, and the Banks hereby authorize the Administrative Agent to enter into an agreement, confirming the termination and release of such Down REIT Guaranty, at the Borrower’s sole cost and expense to the extent required by Section 9.3(a).

If any Bank is a Non-Consenting Bank, then the Borrower shall have the right, at its sole expense and effort, upon five (5) Business Days’ notice to such Non-Consenting Bank and the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase at par the Commitments of such Bank for an amount equal to such Non-Consenting Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Letter of Credit Fees and all amounts payable pursuant to Section 2.13), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase at par the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Letter of Credit Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13), upon which event, such Bank’s Commitment shall be deemed to be cancelled and may not be reinstated; provided that, in the case of an assignment pursuant to clause (x) above:

(a) unless otherwise waived by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6(c);

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or applicable Qualified Borrower (in the case of all other amounts);

(c) such assignment does not conflict with applicable Laws; and

(d) the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Any Bank subject to this paragraph shall retain the benefits of Sections 2.16(h), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Each party hereto agrees that (a) an assignment required pursuant to this Section 9.5 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 9.5 to the contrary, (i) any Bank that acts as a Fronting Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Bank (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Fronting Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Fronting Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Bank that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 7.8.

Section 9.6 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor any Qualified Borrower may assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and any Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b) Bank Participations. Any Bank may at any time grant participating interests in its Commitment or any or all of its Loans (i) to an existing Bank or one or more banks, finance companies, insurance companies or other financial institutions in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank or in the case of participations with respect to Competitive Bid Loans only) (it being understood that no Bank may hold Commitments of which less than $10,000,000 in the aggregate is for its own account, unless its Commitments shall have been reduced to zero), provided that, except in the case of a participation to an existing Bank or an Affiliate of an existing Bank, the Borrower shall have consented to such participation, which consent shall not be unreasonably withheld or delayed (provided that, it shall in all cases be deemed “reasonable” for the Borrower to withhold its consent if the participation is to any Person other than a commercial banking institution with a credit rating for senior, unsecured, long-term indebtedness for borrowed money equal to or better than BBB- with S&P and Baa3 with Moody’s) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, a “Participant”). In the event of any voting participation, the Administrative Agent shall be notified by any such Bank of any such voting participation prior to the same becoming effective. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the

Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not, without the consent of the Participant, agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 that affects such Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to clause (c) of this Section 9.6 (it being understood that the documentation required under Section 8.4(f) shall be delivered to the Bank who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 8.4(i) and the provisions of Section 9.5 applicable to a Non-Consenting Bank as if it were an assignee under clause (c) of this Section 9.6 and (B) shall not be entitled to receive any greater payment under Sections 8.3 or 8.4, with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.4(i) with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of, and subject to, Section 9.4 as though it were a Bank. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of, and subject to the restrictions with respect to, a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Bank Assignments. Any Bank may at any time assign to (i) so long as no Event of Default shall have occurred and be continuing, (A) an existing Bank or an Approved Fund of a Bank, (B) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (2) has total assets in excess of Ten Billion Dollars

($10,000,000,000) (a “Qualified Institution”), or (C) with the prior consent and approval of the Administrative Agent and each Lead Fronting Bank, a wholly owned affiliate of such transferor Bank if such transferor Bank then meets the requirements of clause (i)(B) or, if such transferor Bank’s parent then meets the requirements of clause (i)(B), a wholly owned affiliate of such parent, in each case in minimum amounts of not less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) (it being understood that no Bank may hold Commitments of less than $10,000,000 in the aggregate, unless its Commitments shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, an “Assignee”), all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit E hereto (a “Transfer Supplement”) executed by such Assignee and such transferor Bank, in each case of clauses (i) and (ii), with (and subject to) the consent of the Administrative Agent and each Lead Fronting Bank and, so long as no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed (provided that, it shall in all cases be deemed “reasonable” for the Borrower to withhold its consent if the assignment is to any assignee other than a commercial banking institution with a credit rating for senior, unsecured, long-term indebtedness for borrowed money equal to or better than BBB- with S&P and Baa3 with Moody’s); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that if an Assignee is an affiliate of such transferor Bank which meets the requirements of clause (i)(B) above, an Approved Fund with respect to such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500; provided that such fee shall be paid by the Assignee if such assignment is required by Section 8.2, 8.3, 8.4 or 9.16. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any U.S. federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d) Designated Lenders for Competitive Bid Loans. Any Bank (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Competitive Bid Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Sections 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender at any one time. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) upon the request of the Designated Lender, the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.3(b)) to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Competitive Bid Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every obligation of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Sections 9.6 (b) and (c).

(e) Pledge of Bank Rights. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f) Yield Maintenance Provisions. No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(g) Prohibited Assignments. Notwithstanding anything contained herein to the contrary, no Bank may grant participations, or assign interests, in the Loans or Letters of Credit to (i) the Borrower, EQR or any of their Subsidiaries or affiliates, (ii) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(h) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Transfer Supplement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Usage owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.7 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its Property and each Qualified Borrower, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents, for itself and each Qualified Borrower, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or Qualified Borrower in the manner provided for notices in Section 9.1. The Borrower, for itself and each Qualified Borrower, hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any Qualified Borrower in any other jurisdiction.

(c) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower, each Qualified Borrower and each Guarantor in respect of any such sum due from it to the Administrative Agent, any Bank or any Designated Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank or Designated Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank or Designated Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Bank or any Designated Lender from the Borrower, any Qualified Borrower or any Guarantor in the Agreement Currency, such Borrower, Qualified Borrower or Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank or Designated Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Bank or any Designated Lender in such currency, the Administrative Agent or such Bank or Designated Lender, as the case may be, agrees to return the amount of any excess to such Borrower, Qualified Borrower or Guarantor (or to any other Person who may be entitled thereto under applicable Law).

Section 9.9 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Fronting Bank or any Joint Lead Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party) and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, EACH QUALIFIED BORROWER, THE ADMINISTRATIVE AGENT, THE CO-SYNDICATION AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Survival. All indemnities set forth herein (including, without limitation, Sections 2.16(h), 8.3, 8.4 and 9.3) shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations.

Section 9.12 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.13 Limitation of Liability. No claim may be made by any party hereto or any other Person acting by or through any party hereto against any other party hereto or the affiliates, directors, officers, employees, attorneys or agent of any of them for any special, consequential, indirect or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, for itself and each Qualified Borrower, and each other party hereto hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, the indemnification obligations of the Borrower under Section 9.3 shall be deemed to be direct and actual damages.

Section 9.14 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower, to each Qualified Borrower, to any Down REIT pursuant to any Down REIT Guaranty and, if the Parent Guaranty is in effect, to EQR pursuant to the Parent Guaranty. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “OP Partners”; provided, for purposes of this Section, OP Partners shall exclude EQR if the Parent Guaranty is in effect).

Section 9.15 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Banks and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below) and to use such Information solely for the purposes of this Agreement and the transactions contemplated hereby, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, auditors and representatives who are actively and directly participating in the evaluation, administration or enforcement of the Loan, this Agreement and the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case (other than in the case of requests from regulatory authorities), such Person shall, to the extent permitted by Law, inform the Borrower thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.15, (y) becomes available to the Administrative Agent, any Bank, any Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not to the knowledge of such Credit Party subject to confidentiality obligations to the Borrower or any of its Affiliates or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 9.15.

In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry.

For purposes of this Section 9.15, “Information” means all information received from or on behalf of the Borrower, EQR, any Subsidiary relating to the Borrower, EQR, any Subsidiary or any Investment Affiliate, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or any Fronting Bank on a nonconfidential basis prior to disclosure by or on behalf of the Borrower, EQR or any Subsidiary; provided that with respect to any Investment Affiliate or any of their respective businesses, “Information” shall include only such information as is received solely for purposes of this Agreement and the transactions contemplated by this Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Fronting Banks acknowledges that (a) the Information may include material non-public information concerning the Borrower, EQR or its Subsidiaries or Investment Affiliates and the Properties thereof and their operations, affairs and financial condition, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including U.S. Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

Section 9.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as that Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 9.5.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Banks hereunder; third, to Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Banks or the Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Fronting Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Usage owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Usage owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Usage are held by the Banks pro rata in accordance with the Commitments hereunder without giving effect to Section 9.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 9.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.8(a) for any period during which that Bank is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Usage that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Fronting Banks the amount of any such Facility Fee or Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Usage shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the sum of the aggregate outstanding principal amount of Loans made by such non-Defaulting Lender plus such non-Defaulting Lender’s obligations under all Letters of Credit to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall within fifteen (15) Business Days following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under applicable Law, pay to the Administrative Agent, for deposit in the Letter of Credit Collateral Account, Cash Collateral in the amount of the Fronting Banks’ Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Lead Fronting Banks agree in writing that a Bank is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks in accordance with their Pro Rata Shares (without giving effect to Section 9.16(a)(iv)), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(c) Replacement or Termination of Defaulting Lender. If at any time any Bank becomes a Defaulting Lender, then until such time as such Defaulting Lender has adequately remedied all matters required under and in accordance with Section 9.16(b), the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent and the Lead Fronting Banks, to offer to purchase the Commitments of such Defaulting Lender for an amount equal to such Defaulting Lender’s outstanding Loans (other than any Competitive Bid Loans held by it), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Defaulting Lender for such amount, which offer such Defaulting Lender is hereby required to accept, or (y) repay in full all Loans then outstanding of such Defaulting Lender (excluding, at the option of the Borrower, any Competitive Bid Loans held by it), together with interest and all other amounts due thereon, upon which event, such Defaulting Lender’s Commitment shall be deemed to be cancelled and may not be reinstated.

(d) No Exculpation. Nothing contained in this Section or elsewhere in this Agreement shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Lender or, if the Administrative Agent is a Defaulting Lender, the Administrative Agent. The status of any Bank as a Defaulting Lender shall not relieve any other Bank of its obligations to fund its Commitment or otherwise perform its obligations in accordance with the provisions of this Agreement.

Section 9.17 No Bankruptcy Proceedings. Each of the Borrower, the Banks and the Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Debtor Relief Laws, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.

Section 9.18 Down REIT Guaranties.

(a) Notwithstanding any other provision hereof or of any other Loan Document to the contrary, the Administrative Agent, the Banks and Designated Lenders agree with the Borrower that any funds, claims, or distributions actually received by the Administrative Agent for the account of any Bank or Designated Lender as a result of the enforcement of, or pursuant to, any Down REIT Guaranty, net of the Administrative Agent’s and the Banks’ expenses of collection thereof (such net amount, “Down REIT Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion to the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of an issuance of Public Debt, as the case may be) among the Administrative Agent, the Banks and the Designated Lenders and the trustee or trustees of any Unsecured Debt, not subordinated to the Obligations (or to the holders thereof), issued by the Borrower, before or after the Closing Date, in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A or Regulation S thereunder or listed on non-U.S. securities exchanges (“Public Debt”), and the Administrative Agent is hereby authorized by the Borrower, by each Bank (on its own behalf and on behalf of its Designated Lender, if any) and by each Down REIT by its execution and delivery of a Down REIT Guaranty, to make such Down REIT Guaranty Proceeds so available. No Bank or Designated Lender shall have any interest in any amount paid over by the Administrative Agent to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization. This Section 9.18 shall apply solely to Down REIT Guaranty Proceeds, and not to any payments, funds, claims or distributions received by the Administrative Agent, any Bank or Designated Lender directly or indirectly from the Borrower or any other Person other than from a Down REIT pursuant to a Down REIT Guaranty. The Borrower is aware of the terms of the Down REIT Guaranties, and specifically understands and agrees with the Administrative Agent, the Banks and the Designated Lenders that, to the extent Down REIT Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, such Down REIT has agreed that the Obligations will not be deemed reduced by any such distributions and such Down REIT shall continue to make payments pursuant to its Down REIT Guaranty until such time as the Obligations have been paid in full (and the Commitments have been terminated and any Letter of Credit returned), after taking into account any such distributions of Down REIT Guaranty Proceeds in respect of Indebtedness other than the Obligations.

(b) Nothing contained herein shall be deemed (1) to limit, modify, or alter the rights of the Administrative Agent, the Banks and the Designated Lenders under any Down REIT Guaranty, (2) to subordinate the Obligations to any Public Debt, or (3) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.

(c) This Section 9.18 and all Down REIT Guaranties, are for the sole benefit of the Administrative Agent, the Banks and the Designated Lenders and their respective successors and assigns. Nothing contained herein or in any Down REIT Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder; nor shall anything contained herein or therein be construed to impose on the Administrative Agent, any Bank or any Designated Lender any fiduciary duties, obligations or responsibilities to the holders of any Public Debt or their trustees (including, but not limited to, any duty to pursue any Down REIT for payment under its Down REIT Guaranty).

Section 9.19 USA PATRIOT Act Notice. Each Bank that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and each Qualified Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Qualified Borrower, which information includes the name and address of the Borrower and each Qualified Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower and each Qualified Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.20 Public/Private Information. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Syndication Agents will make available to the Banks and the Fronting Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Notwithstanding the foregoing, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including U.S. Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of U.S. Federal or state securities laws. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Syndication Agents, the Fronting Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform marked “PUBLIC” or through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Co-Syndication Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Banks are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and the commitment letter; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger nor any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers or any Bank with respect to any breach or alleged breach of agency or fiduciary duty arising on or before the date of this Agreement in connection with any aspect of any transaction contemplated hereby.

Section 9.23 Determinations of Pro Rata Share, etc. The Administrative Agent shall have the right, in the exercise of its reasonable, good faith discretion, to determine how appropriately to calculate the Pro Rata Shares of the Banks, and interpret the meaning of “ratable,” “ratably” and similar references in this Agreement and the other Loan Documents, with respect to any credit extension made (or to be made), or payment received (or to be received), or reallocations made (or to be made) under any Loan Document, or otherwise in connection with any determination of Pro Rata Shares, or the interpretation of “ratable,” “ratably” or similar references, as the context may require, under any Loan Document, including, without limitation, any adjustments deemed necessary by the Administrative Agent, in the exercise of its reasonable, good faith discretion, to take into account any reallocation pursuant to Section 2.21(c) of Loans or participations of Letters of Credit.

Section 9.24 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrower and each Qualified Borrower and each of the Administrative Agent and each other Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the other Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Fronting Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or any Fronting Bank has agreed to accept such Electronic Signature, the Administrative Agent and each of the other Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower, any Qualified Borrower, any Guarantor and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent or any other Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any Fronting Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Fronting Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Fronting Banks shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Borrower and each Qualified Borrower and each Bank and Fronting Bank hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each other Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any other Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower, any Qualified Borrower or any Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.25 Release of Guarantees.

(a) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, a Down REIT from its Down REIT Guaranty, so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 5.8 on a pro forma basis; and (ii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(b) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, a Qualified Borrower from this Agreement and its Qualified Borrower Guaranty, so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 5.8 on a pro forma basis; (ii) no Loans made to such Qualified Borrower are then outstanding; and (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c) The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing releases in this Section 9.25 as may be reasonably requested by the Borrower.

Section 9.26 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank, Designated Lender or Fronting Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank, Designated Lender or Fronting Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 9.27 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28 Interest Rate Limitations. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Bank or Designated Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank or Designated Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

By:
Name:
Title:

[Signature Page to Revolving Credit Agreement]

Annex II

Schedules and Exhibits to the Loan Agreement

[On file with Administrative Agent]